Exhibit 10.1

Execution Version

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated October 20, 2017

Among

SESI, L.L.C.,

as Borrower,

SUPERIOR ENERGY SERVICES, INC.,

as Parent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

AND

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A. and CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BANK OF AMERICA, N.A. and CITIBANK, N.A.,

as Syndication Agents

i

5.2	Authorization and Validity	65
5.3	No Conflict; Government Consent	65
5.4	Financial Statements	65
5.5	Material Adverse Change	66
5.6	Taxes	66
5.7	Litigation and Contingent Obligations	66
5.8	Subsidiaries	66
5.9	ERISA	66
5.10	Accuracy of Information	66
5.11	Material Agreements	67
5.12	Compliance With Laws	67
5.13	Ownership of Properties	67
5.14	Environmental Matters	67
5.15	Investment Company Act	67
5.16	Labor Matters	68
5.17	Solvency	68
5.18	Anti-Corruption Laws and Sanctions	68
5.19	Insurance	68
5.20	Security Interest in Collateral	68

	ARTICLE VI
	COVENANTS

6.1	Financial Reporting; Projections	69
6.2	Use of Proceeds	71
6.3	Notices of Material Events	71
6.4	Conduct of Business	72
6.5	Taxes	72
6.6	Insurance	72
6.7	Compliance with Laws; Environmental and ERISA Matters; Compliance with Material Contractual Obligations	73
6.8	Maintenance of Properties	73
6.9	Books and Records; Field Examinations and Appraisals	73
6.10	Restricted Payments	74
6.11	Funded Indebtedness; Rate Management Transactions	74
6.12	Merger	75
6.13	Sale of Assets	75
6.14	Liens	76
6.15	Fiscal Year	77
6.16	Transactions with Affiliates	77
6.17	Financial Covenant	78
6.18	Investments	78
6.19	Optional Payments and Modifications of Certain Debt Instruments	78
6.20	Negative Pledge Agreements	78

	ARTICLE VII
	EVENTS OF DEFAULT

	ARTICLE VIII
	ACCELERATION AND REMEDIES

8.1	Acceleration	81
8.2	Preservation of Rights	81
8.3	Application of Proceeds	81

	ARTICLE IX
	GENERAL PROVISIONS

9.1	Survival of Representations	82
9.2	Governmental Regulation	83
9.3	Headings	83
9.4	Entire Agreement	83
9.5	Several Obligations; Benefits of this Agreement	83
9.6	Expenses; Indemnification	83
9.7	Usury Savings Clause	85
9.8	Severability of Provisions	85
9.9	Acknowledgements	85
9.10	Confidentiality	85
9.11	Amendments and Waivers	86
9.12	The PATRIOT Act	87
9.13	Effect and Mechanics of Amendment and Restatement; Exiting Lender	87

	ARTICLE X
	THE ADMINISTRATIVE AGENT

10.1	Appointment	89
10.2	Delegation of Duties	89
10.3	Exculpatory Provisions	89
10.4	Reliance by Administrative Agent	90
10.5	Notice of Default	90
10.6	Non-Reliance on Agents and Other Lenders	90
10.7	Indemnification	91
10.8	Rights as a Lender	91
10.9	Successor Administrative Agent	91
10.10	Arrangers and Syndication Agent	91
10.11	Releases of Guarantees and Liens	92

	ARTICLE XI
	SETOFF; RATABLE PAYMENTS

11.1	Setoff	93
11.2	Ratable Payments	93

	ARTICLE XII
	BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1	Successors and Assigns	94
12.2	Permitted Assignments and Participations	94
12.3	Dissemination of Information	97
12.4	Tax Treatment	97

	ARTICLE XIII
	NOTICES

13.1	Notices	98
13.2	Change of Address	98

	ARTICLE XIV
	COUNTERPARTS

14.1	Counterparts	98

	ARTICLE XV

	CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1	GOVERNING LAW	98
15.2	SUBMISSION TO JURISDICTION; WAIVERS	98
15.3	WAIVER OF JURY TRIAL	99

	ARTICLE XVI
	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN

16.1	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	99

Schedules and Exhibits

Schedule 1	Commitment Amounts Of The Lenders
Schedule 1A	L/C Commitment Amounts Of The Issuing Lenders
Schedule 2	Pricing Schedule
Schedule 3	List Of Borrower’s Subsidiaries
Schedule 4	Deposit Accounts
Schedule 5	Foreign Letters of Credit
Schedule 6	Closing Date Investments

Exhibit A	Form Of Compliance Certificate
Exhibit B	Form Of Assignment And Assumption
Exhibit C	Form Of Solvency Certificate
Exhibit D-1:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-2:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-3:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit D-4:	Form Of U.S. Tax Compliance Certificate For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit E	Form Of Incremental Increase Agreement
Exhibit F	Form Of Borrowing Base Certificate

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 20, 2017, is among SESI, L.L.C., as the Borrower, SUPERIOR ENERGY SERVICES, INC., as the Parent, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and the Lenders from time to time party hereto.

RECITALS

A. The Borrower has requested that the Lenders provide certain loans and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. The Borrower has heretofore entered into that certain Fourth Amended and Restated Credit Agreement, dated as of February 22, 2016 (as amended, supplemented, restated or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Parent, the Borrower, the Administrative Agent and certain of the Lenders party thereto.

D. Any obligations and liens outstanding under the Existing Credit Agreement on the Closing Date shall be continued as Obligations and Liens under this Agreement.

E. The Borrower has requested an amendment and restatement to the Existing Credit Agreement so that the Lenders provide commitments for Loans in the aggregate principal amount of $300,000,000. The Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual covenants and undertakings, the Borrower, the Parent, the Administrative Agent and the Lenders hereby agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“7.125% Senior Notes” is defined in Section 2.18(b).

“7.750% Senior Notes” means the Parent’s 7.750% Senior Notes due 2024.

“Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Account Debtor” has the meaning assigned to such term in the Uniform Commercial Code.

“Acquisition” means any transaction, or series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof that is a going business concern, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests (including any option, warrant or any right to acquire any of the foregoing) of any other Person or (c) acquires interests in mineral leases. “Acquisition” shall not include the formation of a Wholly-Owned Subsidiary of the Borrower or any Wholly-Owned Subsidiary of any Wholly-Owned Subsidiary of the Borrower or any merger or consolidation among the Borrower and its Wholly-Owned Subsidiaries.

“Acquisition Conditions” means after giving pro forma effect to the proposed Acquisition as if it occurred on the first day of the Pro Forma Period:

(a) no Event of Default shall have occurred and be continuing under the Loan Documents; and

(b) either:

(i) both (A) pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (1) $37,500,000 and (2) 15% of the lesser of the Aggregate Commitment and the Borrowing Base and (B) the Fixed Charge Coverage Ratio, determined on a Pro Forma Basis, is greater than 1.0 to 1.0; or

(ii) pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (A) $50,000,000 and (B) 20% of the lesser of the Aggregate Commitment and the Borrowing Base.

“Additional Lender” is defined in Section 2.21(a).

“Adjusted Book Value” means as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), the amount equal to (a) the aggregate “net book value” of all assets of such Person (excluding the value of patents, trademarks, tradenames, copyrights, licenses, goodwill and other intangible assets) minus (b) the aggregate amount of intercompany indebtedness of such Person. For purposes of this definition, “net book value” means the gross book value of all assets of such Person less all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, (b) converted or continued by the Lenders on the same date of conversion or continuation, or (c) a Protective Advance, consisting, in each case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Advances, for the same Eurodollar Interest Period.

“Affected Lender” is defined in Section 3.6.

“Affiliate” of any Person means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. A Person shall be deemed to Control another Person if the Controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the Controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent Indemnitee” is defined in Section 10.7.

“Aggregate Commitment” means, at any time, the aggregate of the Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Closing Date, the Aggregate Commitment is $300,000,000.

“Aggregate Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders at such time.

“Agreed Currency” is defined in Section 2.20.

“Agreement” means this Fifth Amended and Restated Credit Agreement, as the same may be amended or supplemented from time to time.

“Alternate Base Rate” means, for any day, the rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Base Rate applicable for an Eurodollar Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Alternate Base Rate be less than 0.00% per annum; provided further that, the Eurodollar Base Rate for any day shall be based on the Eurodollar Base Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Base Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.2 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement

“Alternate Currency” means, (a) with respect to any Letter of Credit issued by JPMorgan Chase Bank, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Reais, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, (b) with respect to any Letter of Credit issued by Bank of America, N.A., Australian Dollars, Bahts, Dirhams, Euros, Indian Rupees, Kuwaiti Dinars, New Zealand Dollars, Norwegian Kroners, Pounds, Ringgits, Rupiah, Saudi Riyals and Singapore Dollars, and (c) with respect to any Letter of Credit issuing by any Issuing Lender, any other currency (other than U.S. Dollars) that has been designated by the Administrative Agent as an Alternate Currency at the request of the Borrower and with the consent of the applicable Issuing Lender.

“Alternate Currency Overnight Rate” means, with respect to a currency other than U.S. Dollars, the rate per annum determined by the Administrative Agent to represent its cost of overnight or short-term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Margin then in effect with respect to Eurodollar Loans.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule; provided that the “Applicable Fee Rate” shall be the rate per annum set forth in Category 4 during the period from the Closing Date to, and including, the date on which the Administrative Agent receives the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(a)(ii) and (iii) with respect to the fiscal quarter of the Parent ending March 31, 2018.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule; provided that the “Applicable Letter of Credit Fee Rate” shall be the rate per annum set forth in Category 4 during the period from the Closing Date to, and including, the date on which the Administrative Agent receives the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(a)(ii) and (iii) with respect to the fiscal quarter of the Parent ending March 31, 2018.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule; provided that the “Applicable Margin” shall be the applicable rates per annum set forth in Category 4 during the period from the Closing Date to, and including, the date on which the Administrative Agent receives the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.1(a)(ii) and (iii) with respect to the fiscal quarter of the Parent ending March 31, 2018.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” is defined in Section 12.2(a).

“Arrangers” means JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Bank of America, N.A. and Citigroup Global Markets Inc., in their respective capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Sale” means (a) any disposition of Property or series of related dispositions of Property of any Borrowing Base Party (excluding (i) any such disposition permitted by Section 6.13(a) other than Section 6.13(a)(iii) and (ii) dispositions of Equity Interests of any Subsidiary) that yields Net Available Cash in excess of $50,000,000 or (b) any disposition of Equity Interests of any Subsidiary Guarantor having an Adjusted Book Value exceeding $50,000,000 as of the Closing Date, excluding dispositions of Equity Interests of H. B. Rentals, L.C. or any Subsidiary Guarantor that is part of the Borrower’s fluids division.

“Assignee” is defined in Section 12.2(a)(i).

“Assignment and Assumption” means any assignment agreement in the form of Exhibit B, executed and delivered pursuant to Section 12.2.

“Australian Dollars” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer or any Vice President of the Parent or Borrower, as applicable, acting singly.

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base minus (b) the Aggregate Exposure.

“Availability Blocker” means (a) if the 7.125% Senior Notes Indenture is in effect at such time, the highest principal amount of Secured Obligations permitted to be secured under the 7.125% Senior Notes Indenture without triggering the equal and ratable provisions thereof and (b) the highest principal amount of Secured Obligations permitted to be secured under any provision similar to the foregoing contained in any indenture governing Senior Notes entered into by the Borrower after the Closing Date.

“Bahts” means the lawful currency of the Kingdom of Thailand.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Parent, the Borrower or any of its Subsidiaries by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts, cash pooling services, and interstate depository network services).

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding, but in any event no greater than the amount of Specified Cash Management Obligations as reported to the Administrative Agent by each Lender or Affiliate thereof; provided that (i) any reserve with respect to Specified Cash Management Obligations relating to corporate credit card programs and purchase card programs shall not exceed an amount equal to the average amount charged to such card programs for the three months prior to such date of determination and (ii) any reserve with respect to any other Specified Cash Management Obligation shall not exceed the usual and customary charges for such Banking Services charged by the applicable Lender or Affiliate thereof.

“Bankruptcy Event” means with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or becomes the subject of a Bail-in Action, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental or quasi-governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental or quasi-governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender” is defined in Section 11.1(a).

“Borrower” means SESI, L.L.C., a Delaware limited liability company, and its permitted successors and assigns.

“Borrowing Base” means the sum of the following determined as of the most recent date for which the Borrower has delivered a Borrowing Base Certificate:

(a) 85% of the Borrowing Base Parties’ Eligible Accounts at such time, plus

(b) the lesser of (i) 75% of the Borrowing Base Parties’ Eligible Unbilled Accounts and (ii) $50,000,000, plus

(c) the lesser of (i) 85% of the Net Orderly Liquidation Value Percentage identified in the most recent inventory appraisal received by the Administrative Agent multiplied by the Borrowing Base Parties’ Eligible Inventory, valued at the lower of cost or market value and (ii) $45,000,000, plus

(d) the lesser of (i) 50% of the Net Orderly Liquidation Value Percentage identified in the most recent appraisal received by the Administrative Agent multiplied by the Borrowing Base Parties’ Eligible Premium Rental Drill Pipe, (ii) 65% of the net book value of the Borrowing Base Parties’ Eligible Premium Rental Drill Pipe and (iii) $30,000,000, minus

(e) Reserves.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer, in substantially the form of Exhibit F or another form which is reasonably acceptable to the Administrative Agent.

“Borrowing Base Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, Chicago and Houston for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. Dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, Chicago and Houston for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Calculation Date” means, with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (a) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount) and (b) each date of any payment by the Issuing Lender of any Letter of Credit denominated in an Alternate Currency. The Administrative Agent will notify the Borrower of the applicable amounts recalculated on each Calculation Date.

“Capital Expenditures” means, without duplication, any expenditure in respect of the purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent and its consolidated subsidiaries prepared in accordance with GAAP (excluding expenses which are properly charged to income); GAAP; provided however, that Capital

Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition (or other Investment permitted hereunder), (b) any such expenditure made to restore, replace, rebuild or purchase property, plant or equipment to the extent financed with insurance proceeds or condemnation awards and similar payments, and (c) the purchase price of property acquired in ordinary course trade-ins or concurrent sales of used or surplus property or otherwise in connection with a disposition permitted by Section 6.13(a)(v).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP; provided, that obligations created prior to any recharacterization described below (or any refinancings thereof) that are recharacterized as Capitalized Lease Obligations due to a change in GAAP after January 1, 2011 shall not be treated as Capitalized Lease Obligations for any purpose under this Agreement but shall instead be treated as they would have been in accordance with GAAP as in effect on January 1, 2011.

“Cash Dominion Trigger Period” is defined in Section 2.18(e).

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, euro time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank or trust company organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were not (i) directors of the Parent on the Closing Date or (ii) nominated or appointed by the board of directors of the Parent; or (c) the acquisition of direct or indirect Control of the Parent by any Person or group.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the types of property described in Section 2.18, or as otherwise described as such in any Collateral Documents and all property owned, leased or operated by any Borrowing Base Party covered by the Collateral Documents and any and all other property of any Borrowing Base Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Guaranty and Collateral Agreement dated as of the Closing Date executed by the Borrowing Base Parties in favor of the Administrative Agent.

“Collateral Documents” means, collectively, all guaranties and all security agreements, financing statements, assignments creating and perfecting security interests, liens, or encumbrances in the assets of the Borrower and its Subsidiaries in favor of the Administrative Agent to secure the Secured Obligations.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth on Schedule 1 under the caption “Commitment” (as amended or replaced from time to time) or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3, as such amount may be modified from time to time pursuant to the terms hereof, together with the commitment of such Lender to acquire participations in Protective Advances hereunder.

“Commitment Period” means the period from and including the Closing Date to the Termination Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Compliance Certificate” means the certificate of the Chief Financial Officer of the Parent in substantially the form of Exhibit A.

“Concentration Account” is defined in Section 2.18(e).

“Conduit Lender” means any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.1, 3.2, 3.4 or 9.6 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Tangible Assets” means, as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Parent and its subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent otherwise included, the amounts of:

(a) minority interests in such consolidated Subsidiaries held by Persons other than the Parent, the Borrower or a Restricted Subsidiary;

(b) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of indebtedness or capital stock; and

(c) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP;

in each case after giving pro forma effect, in accordance with GAAP, to any acquisition (whether effected as a merger, stock purchase, asset acquisition or other purchase), Investment or Asset Sale occurring on or after the date of such consolidated balance sheet as if such transaction had occurred immediately prior to such balance sheet date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means an account control agreement (or similar agreement), in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant depository institution, securities intermediary or commodity intermediary, as applicable, party thereto. Such agreement shall provide a first priority perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, in the applicable Loan Party’s Deposit Account, Securities Account or Commodity Account, as applicable.

“Controlled Account” means a Deposit Account, Securities Account or Commodity Account that is maintained either with the Administrative Agent or another Lender and subject to a Control Agreement.

“Conversion/Continuation Notice” is defined in Section 2.8.

“Convertible Indebtedness” means Funded Indebtedness of the Parent (which may be guaranteed by the Borrower and the Subsidiary Guarantors) that is either (a) convertible into common stock of the Parent (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of the Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans and its L/C Exposure at such time, plus (b) an amount equal to its Pro Rata Share of the aggregate principal amount of Protective Advances outstanding at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.19(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19(f)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Deposit Account” has the meaning assigned to such term in the Uniform Commercial Code.

“Dirhams” means the lawful currency of the United Arab Emirates.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Termination Date; provided that, if such Equity Interests are issued pursuant to, or in accordance with, a plan for the benefit of employees of the Parent or any of its subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Equity Interests, such Equity Interests shall not be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Parent or its Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity Interests.

“Domestic Subsidiaries” means Subsidiaries of the Borrower incorporated or organized under the laws of any jurisdiction within the United States of America.

“EBITDA” means Net Income plus, to the extent deducted in determining Net Income, (a) Interest Expense, (b) Income Taxes, (c) depreciation and depletion expense, (d) amortization expense, (e) non-cash charges, including cancellation of debt income, (f) extraordinary non-cash losses, (g) any costs, expenses and charges relating to severance, cost savings, operating expense reductions, facilities closing, consolidations, and integration costs, and other restructuring charges or reserves, provided that the aggregate amount included pursuant to this clause (g) shall not exceed $40,000,000 for the four fiscal quarters most recently ended as of such date of determination and (h) any non-cash losses or charges resulting from any Rate Management Transaction resulting from the requirements of ASC Section 815-10 (as successor to FASB Statement 133), minus, to the extent included in determining Net Income, extraordinary gains and other non-cash items which would increase Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that following any Permitted Acquisition by the Borrower or any of its Subsidiaries, calculation of EBITDA for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition shall be made on a Pro Forma Basis.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, the Accounts of the Borrowing Base Parties; provided that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor, or (ii) which has been written off the books of the applicable Borrowing Base Party or otherwise designated as uncollectible;

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

(e) (i) which is owing by an Account Debtor whose securities are rated (or whose parent is rated) BBB- or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Parties exceeds 35% of the aggregate Eligible Accounts or (ii) which are owing by any other Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrowing Base Parties exceeds 15% of the aggregate Eligible Accounts, but, in each case, only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon any Borrowing Base Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest, fees or late charges;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrowing Base Parties or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any Debtor Relief Laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent;

(l) which is owed in any currency other than U.S. Dollars;

(m) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit reasonably acceptable to the Administrative Agent, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute (other than discounts and adjustments given in the ordinary course of business), but only to the extent thereof;

(q) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Borrowing Base Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrowing Base Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(r) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local;

(s) which was created on cash on delivery terms; or

(t) which the Administrative Agent determines in its Permitted Discretion are not eligible as the basis for the extension of Loans and the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Account (or a category of eligibility applicable to such Account) becoming ineligible.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Borrowing Base Party to reduce the amount of such Account.

“Eligible Contract Participant” means, with respect to any Rate Management Transaction, a Person that is an “eligible contract participant”, as defined in the Commodity Exchange Act, with respect to such Rate Management Transaction.

“Eligible Inventory” means, at any time, the Inventory of the Borrowing Base Parties; provided that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respect;

(e) in which any Person other than the Borrowing Base Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which constitutes packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g) which is not located in the U.S. or is in transit;

(h) which is located in any location leased by the Parent, the Borrower or its Subsidiaries unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(j) which is the subject of a consignment by a Borrowing Base Party as consignor;

(k) which contains or bears any intellectual property rights licensed to a Borrowing Base Party unless a Secured Party may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(l) which has been acquired from a Sanctioned Person;

(m) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(n) which the Administrative Agent determines in its Permitted Discretion are not eligible as the basis for the extension of Loans and the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Inventory (or a category of eligibility applicable to such Inventory) becoming ineligible.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Premium Rental Drill Pipe” means, at any time, the Premium Rental Drill Pipe of the Borrowing Base Parties, provided that Eligible Premium Rental Drill Pipe shall not include any Premium Rental Drill Pipe:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to which any covenant, representation or warranty contained in the Loan Documents has been breached or is not true in any material respects;

(d) which the Administrative Agent determines, in its Permitted Discretion, is not (i) in good working order and marketable condition, ordinary wear and tear excepted, and (ii) of a type used or held for use by a Borrowing Base Party in the ordinary course of business;

(e) in which any Person other than the Borrowing Base Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not located in the U.S.;

(g) which is located in any location leased by a the Parent, the Borrower or its Subsidiaries unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement or (ii) the Rent and Charges Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i) which contains or bears any intellectual property rights licensed to a Borrowing Base Party unless a Secured Party may sell or otherwise dispose of such Premium Rental Drill Pipe without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Premium Rental Drill Pipe under the current licensing agreement;

(j) which is the subject of a consignment by a Borrowing Base Party as consignor;

(k) which has been acquired from a Sanctioned Person; or

(l) which the Administrative Agent determines in its Permitted Discretion is not eligible as the basis for the extension of Loans and the issuance of Letters of Credit; provided that the Administrative Agent shall have given the Borrower at least five (5) Business Days prior notice thereof prior to such Premium Rental Drill Pipe (or a category of eligibility applicable to such Premium Rental Drill Pipe) becoming ineligible.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Unbilled Accounts” means, at any time, the Accounts of the Borrowing Base Parties which would qualify as an Eligible Account except that the invoice with respect thereto has not yet been submitted to the Account Debtor, so long as the applicable Borrowing Base Party shall have made arrangements for an invoice to be sent to such Account Debtor within 30 days after the end of the following calendar month of any date of determination.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equipment” has the meaning assigned to such term in the UCC.

“Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that debt securities which are convertible shall not be Equity Interests merely by virtue of the right of any Person to convert such securities into Equity Interests of the issuer of such debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any Person that, together with any Loan Party, is treated as a single employer, or otherwise aggregated, under Section 414 of the Code or Section 4001 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to any Eurodollar Advance and relative to any Eurodollar Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Eurodollar Interest Period) as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service as selected by the Administrative Agent in its reasonable discretion that publishes such rate from time to time as an authorized information vendor for the purpose of displaying such rates; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Eurodollar Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Eurodollar Interest Period (an “Impacted Interest Period”) with respect to U.S. Dollars then the Eurodollar Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months (or other period acceptable to all of the Lenders) commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or other period acceptable to all of the Lenders) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (b) the Applicable Margin.

“Euros” means the single currency of participating member states of the European Monetary Union introduced in accordance with the provisions of Article 109(1)4 of the Treaty of Rome of March 25, 1957 (as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992 and came into force on November 1, 1993) as amended from time to time) and as referred to in legislative measures of the European Union for the introduction of, changeover to or operating of the euro in one or more member states.

“Event of Default” means an event described in Article VII.

“Excluded Swap Obligation” means, with respect to any Person, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure for any reason to constitute an ECP at the time the guarantee of such Person or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Administrative Agent” is defined in Section 9.13(d).

“Existing Commitments” is defined in Section 9.13(b).

“Existing Credit Agreement” is defined in Recital C.

“Existing Issuing Lenders” is defined in Section 9.13(i).

“Existing Letters of Credit” means each letter of credit listed on Schedule 5, which in each case were previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Credit Agreement that is outstanding on the Closing Date.

“Existing Lenders” is defined in Section 9.13(e).

“Existing Swing Line Lender” is defined in Section 9.13(i).

“Exiting Lender” is defined in Section 9.13(g).

“Facility” means the Commitments and the Loans made hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fixed Charge Coverage Ratio” means, with respect to the Parent on a consolidated basis, as of the last day of the most recently ended fiscal quarter for which financial statements have been, or were required to be, delivered pursuant to Sections 6.1(a) or (b), the ratio, determined on a Pro Forma Basis, of (a) EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges, all calculated for the period of four consecutive fiscal quarters ended on such date.

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus prepayments and scheduled principal payments on Funded Indebtedness actually made or required to be made in such period, plus Income Taxes paid in cash in such period, plus Restricted Payments paid in cash in such period, plus Capitalized Lease Obligation payments made in such period, plus cash contributions to any Plan made in such period, all calculated for the Parent and its subsidiaries on a consolidated basis in accordance with GAAP.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.

“Foreign Letters of Credit” means the letters of the credit listed on Schedule 5, which in each case were issued in an Alternate Currency by an Issuing Lender to the Borrower prior to the Closing Date.

“Foreign Subsidiaries” means direct or indirect Subsidiaries of the Borrower incorporated or organized under the laws of a country other than the United States of America.

“Funded Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, bonds, debentures, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) liquidation value of all mandatorily redeemable preferred Equity Interests, (i) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (j) obligations, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements (but excluding performance bonds of any type, including in the form of letters of credit), and (k) Guarantee Obligations in respect of obligations of the kind referred to in clauses (a) through (e) above. Funded Indebtedness of any Person shall include Funded Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Funded Indebtedness expressly provide that such Person is not liable therefor. In the case of the Parent’s Senior Notes, Funded Indebtedness shall include the total outstanding principal amounts payable to the holders thereof.

“Funding Office” means the office of the Administrative Agent specified in Section 13.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 6.17, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.4. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Funded Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement entered into, after the Closing Date by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Income Taxes” means, with reference to any period, all federal, state and local income tax expense of the Parent and its consolidated subsidiaries, calculated on a consolidated basis for such period.

“Incremental Increase” is defined in Section 2.21(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 9.6(b).

“Indian Rupees” means the lawful currency of India.

“Information” is defined in Section 5.10.

“Initial Projections” is defined in Section 5.10.

“Interest Expense” means, with reference to any period, the interest expense of the Parent and its consolidated subsidiaries calculated on a consolidated basis for such period, and, in the case of a Permitted Acquisition, imputed interest determined as set forth in the definition of Pro Forma Basis.

“Interpolated Rate” means, at any time, for any Eurodollar Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the UCC.

“Investment” means (a) the purchase, holding or acquisition (including pursuant to any merger) of any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person in a transaction which does not constitute an Acquisition, (b) the making of (or permitting to exist) any capital contribution or loans or advances to, guaranteeing the obligations of, or the making of (or permitting to exist) any investment in, any other Person, and (c) the purchase or acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“IRS” means the United States Internal Revenue Service.

“Issuing Lender” means, as the context may require, (a) each of the Administrative Agent and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit, and (b) with respect to each Existing Letter of Credit or Foreign Letter of Credit, the Lender that issued such Existing Letter of Credit or Foreign Letter of Credit, as applicable. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by affiliates of such Issuing Lender. Each reference herein to the “Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Junior Debt Repayment” means any optional or voluntary payment, prepayment, repurchase, redemption, defeasance of, or segregation of funds with respect to, the Senior Notes prior to the scheduled maturity date thereof other than (a) the exchange of any Senior Notes for Equity Interests of the Parent (other than Disqualified Capital Stock), (b) payments of regularly scheduled interest as and when due, or (c) any payment, prepayment, repurchase, redemption, defeasance or segregation of funds with (i) the Net Available Cash of (A) any offerings of Equity Interests of the Parent or (B) any dispositions of Equity Interests of H. B. Rentals, L.C. or any Subsidiary Guarantor that is part of the Borrower’s fluids division or (ii) any Permitted Refinancing Debt.

“Kuwaiti Dinars” means the lawful currency of the State of Kuwait.

“L/C Commitment” means with respect to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such Issuing Lender’s name on Schedule 1A, or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“L/C Disbursements” means any payment made by an Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure” means at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.2.5 (in each case based on the U.S. Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency).

“L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender.

“Lender Parent” means with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the lending institutions listed on Schedule 1 hereto and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless otherwise specified herein, the term “Lenders” includes the Administrative Agent in its capacity as a lender, and the Issuing Lenders. For the avoidance of doubt, the term “Lenders” excludes the Exiting Lender.

“Lending Installation” means, with respect to a Lender, Issuing Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, Issuing Lender or the Administrative Agent set forth in its Administrative Questionnaire or otherwise selected by such Lender, Issuing Lender or the Administrative Agent pursuant to Section 2.16.

“Letter of Credit” means any letter of credit issued (or, in the case of Existing Letters of Credit, deemed issued) pursuant to this Agreement.

“LIBO Screen Rate” is defined in the definition of “Eurodollar Base Rate.”

“Lien” means, with respect to any asset, any lien (statutory or other), mortgage, deed of trust, pledge, hypothecation, encumbrance or charge or security interest in, on or of such asset (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.12 and the Collateral Documents and each other agreement, document or instrument delivered by Borrower or any other Loan Party in connection with this Agreement, all as amended, supplemented, restated or otherwise modified from time to time.

“Loan Parties” means each of the Borrower and the Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Protective Advances.

“Local Time” means, with respect to (a) fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in U.S. Dollars or Canadian dollars, Chicago, Illinois time, and (b) fundings, continuations, payments and prepayments of Letters of Credit for the account of the Borrower in Alternate Currencies (other than Canadian dollars), the local time zone of the country where the applicable Alternate Currency is the lawful currency, provided that if such country has multiple time zones in the mainland area, than a local time zone of that country as selected by the Issuing Lender.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise) or results of operations of the Parent, Borrower and Borrower’s Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower and the other Loan Parties taken as a whole to perform fully and on a timely basis their obligations under any of the Loan Documents to which they are parties or (c) the validity or enforceability in any material respect of any of the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Indebtedness” is defined in Section 7.6.

“Monthly Reporting Period” means any period during which one or more of the Loan Parties is required to deliver certain certificates, documents and other information on a monthly basis in accordance with the terms of this Agreement. A Monthly Reporting Period shall be triggered upon the making of any Loan under this Agreement. Once triggered, a Monthly Reporting Period shall remain in effect at all times thereafter until the principal of or any accrued interest on any Loan under this Agreement equals zero; provided that a Monthly Reporting Period shall not be in effect at any time a Weekly Reporting Period is in effect.

“Moody’s” means Moody’s Investors Service, Inc. or its successor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash” means:

(a) in connection with any disposition, the proceeds thereof in the form of cash (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Funded Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of: (i) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commission and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such disposition; (ii) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangement; (iii) all payments made on any Funded Indebtedness which is secured by any assets subject to such disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such disposition, or by applicable law, be repaid out of the proceeds from such disposition; (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such disposition; and (v) any required escrow against indemnification liabilities (until such amounts are released from escrow) and the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such disposition and retained by the Parent, the Borrower or any Subsidiary after such disposition;

(b) in the case of a casualty, insurance proceeds, and in the case of a condemnation or similar event, condemnation awards and similar payments, minus, in each case, without duplication, the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) the amount of all payments required to be made as a result of such event to repay indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, including accrued but unpaid interest thereof and any premiums payable with respect thereto, (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any escrows or reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by an Authorized Officer) and (iv) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Prepayment Event (as determined reasonably and in good faith by an Authorized Officer); and

(c) with respect to any issuance or sale of Equity Interests or indebtedness, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’, placement agents’ or other investment banking fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net taxes paid or payable as a result thereof.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or requirement of law applicable to such Subsidiary.

“Net Orderly Liquidation Value” means, with respect to Inventory or Premium Rental Drill Pipe of any Borrowing Base Party, the orderly liquidation value thereof, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, as determined from the most recent appraisal of the applicable Inventory or Premium Rental Drill Pipe, in a manner reasonably acceptable to the Administrative Agent by an appraiser reasonably acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Zealand Dollars” means the lawful currency of New Zealand.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Norwegian Kroners” means the lawful currency of the Kingdom of Norway.

“Note” means any promissory note evidencing the Loans issued at the request of a Lender pursuant to Section 2.12.

“Obligations” means (a) all obligations of the Loan Parties to the Lenders, from time to time, arising under the Loan Documents, including without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all commercial and standby letters of credit and bankers acceptances issued by any Lender, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents, (b) all Rate Management Obligations and (c) all Specified Cash Management Obligations.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” is defined in Section 2.20.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Participant” is defined in Section 12.2(b)(i).

“Participant Register” is defined in Section 12.2(b)(i).

“Parent” means Superior Energy Services, Inc., a Delaware corporation and the sole member of the Borrower.

“PATRIOT Act” is defined in Section 9.12.

“Payment Date” means the first Business Day following each of March 31, June 30, September 30 and December 31.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” means an Acquisition permitted by the terms of Section 6.18, or otherwise consented to by the Required Lenders.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Parent’s common stock purchased by the Parent in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the Net Available Cash received by the Parent from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” means:

(a) Investments reflected in the audited and quarterly financial statements of the Parent and its consolidated subsidiaries publicly available before the Closing Date;

(b) accounts receivable arising in the ordinary course of business;

(c) Investments in Cash Equivalents;

(d) Investments made (i) among the Loan Parties (including any new Subsidiary that becomes a Loan Party) and (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is also not a Loan Party;

(e) Investments made by any Loan Party in any Subsidiary that is not also a Loan Party so long as, at the time of and immediately after giving effect thereto, pro forma Availability equals or exceeds the greater of (A) $50,000,000 and (B) 20% of the lesser of the Commitment and the Borrowing Base;

(f) (i) Investments in stock, obligations or securities received in settlement of debts as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien; (ii) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including, but not limited to, advances made to distributors consistent with past practice), and (iii) Investments consisting of prepayments and deposits to suppliers in the ordinary course of business;

(g) promissory notes and other non-cash consideration received in connection with dispositions permitted by Section 6.13;

(h) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(i) Investments of a Person in existence at the time such Person becomes a Subsidiary, including of a Person that is merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with this Agreement to the extent that such Investments were not made in contemplation of such Person becoming a Subsidiary, and were in existence on the date of such acquisition, merger, amalgamation, consolidation;

(j) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(k) Investments consisting of cash earnest money deposits required in connection with any purchase agreement, letter of intent, or other acquisitions to the extent not otherwise prohibited hereunder;

(l) Rate Management Transactions and Guarantee Obligations permitted by Section 6.11;

(m) lease, utility and other similar deposits or any other advance or deposit permitted by this Agreement in the ordinary course of business;

(n) Permitted Acquisitions;

(o) other Investments so long as, at the time of and immediately after giving effect thereto either:

(i) both (A) pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (1) $50,000,000 and (2) 20% of the lesser of the Commitment and the Borrowing Base and (B) the pro forma Fixed Charge Coverage Ratio is greater than 1.0 to 1.0; or

(ii) pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (A) $75,000,000 and (B) 25% of the lesser of the Commitment and the Borrowing Base; and

(p) to the extent not otherwise permitted under the foregoing clauses (a) through (o), other Investments in an aggregate amount determined as of the date of incurrence not exceeding $10,000,000 during any fiscal year.

The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment (but excluding any increase in the form of payment in kind interest or dividends), without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).

“Permitted Liens” means (a) with respect to the Borrower and its Subsidiaries, Liens permitted by the terms of Section 6.14(a) and (b) with respect to the Parent, Liens permitted by the terms of Section 6.14(b).

“Permitted Refinancing Debt” means Funded Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, refund, renew, defease or extend, all of any other Funded Indebtedness (the “Refinanced Debt”); provided that:

(a) such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any costs, fees and expenses and by accrued and unpaid interest and premiums, related to such exchange or refinancing, refunding, renewal, defeasance or extension,

(b) such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and a weighted average life to maturity no shorter than the weighted average life to maturity of the Refinanced Debt,

(c) such New Debt contains covenants, events of default, guarantees and other terms which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such New Debt), when taken as a whole (i) are “market” terms as determined on the date of issuance or incurrence and (ii) in any event are not more restrictive on the Loan Parties than the terms of this Agreement (as in effect at the time of such issuance or incurrence) as determined by an Authorized Officer in good faith,

(d) such New Debt is incurred by one or more Persons who are the obligors on the Refinanced Debt unless such obligor is also a Subsidiary Guarantor or a Person who becomes a Subsidiary Guarantor in connection therewith,

(e) to the extent such New Debt is secured, it shall be secured by Liens on the same Property securing the Refinanced Debt and shall not trigger the equal and ratable provisions of the Senior Notes, and

(f) if the Refinanced Debt (and any guarantees thereof) was subordinated in right of payment to the Obligations, then the New Debt shall be subordinated to the Obligations on terms as favorable in al material respects to the Lenders as those contained in the documentation governing the Refinanced Debt.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Parent’s common stock sold by the Parent substantially concurrently with any purchase by the Parent of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA as to which the Borrower may have (or, if such Plan were terminated, could have) any liability.

“Pounds” means the lawful currency of the United Kingdom.

“Preferred Equity Interest” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Premium Rental Drill Pipe” means downhole rental drill pipe, including landing strings, heavy wall drill pipe and heavy weight drill pipe, drill collar and completion tubulars.

“Prepayment Event” means:

(a) any Asset Sale; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Borrowing Base Party which results in Net Available Cash equal to or greater than $50,000,000.

“Pricing Schedule” is the pricing schedule set forth on Schedule 2.

“Prime Rate” means a rate per annum equal to the rate of interest announced from time to time by JPMorgan Chase Bank, N.A. as its prime or base rate (which is not necessarily the lowest rate charged to any customer), changing when and as said prime or base rate changes.

“Pro Forma Basis” means, following a Permitted Acquisition, the calculation of the Total Leverage Ratio and each component of the Fixed Charge Coverage Ratio for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately preceding such Permitted Acquisition with reference to the audited historical financial results of the Person, business, division or group of assets acquired in such Permitted Acquisition (or if such audited historical financial results are not available, such management prepared financial statements as are acceptable to the Administrative Agent) and the Parent and its subsidiaries for the applicable test period after giving pro forma effect to such Permitted Acquisition and assuming that such Permitted Acquisition had been consummated at the beginning of such test period. For purposes of calculating EBITDA on a Pro Forma Basis, the Borrower may exclude expenses reasonably believed by the Borrower will be saved as a result of the Acquisition, but only to the extent consistent with Regulation S-X of the Securities Act of 1933, as amended.

“Pro Forma Period” means the period commencing thirty (30) days prior to (a) in the case of the Restricted Payment Conditions, the date of declaration of the applicable Restricted Payment and (b) in the case of the Acquisition Conditions, the date of the proposed Acquisition.

“Pro Rata Share” means, with respect to any Lender, at any time, the percentage obtained by dividing (a) the Lender’s Commitment at such time (as adjusted from time to time in accordance with the provisions of this Agreement) by (b) the amount of the Aggregate Commitment at such time; provided, however, that if the Aggregate Commitment is terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means, with respect to any Lender at any time, the percentage obtained by dividing (x) the principal amount of Loans outstanding at such time by (y) the aggregate principal amount of Loans outstanding hereunder at such time.

“Projections” is defined in Section 6.1.

“Protective Advance” is defined in Section 2.1.2(a).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions with any Lender or affiliate thereof, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions with any Lender or affiliate thereof.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Rate Management Transactions.

“Reais” means the lawful currency of Brazil.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Register” is defined in Section 12.2(a)(iv).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Rent and Charges Reserve” means the aggregate of (a) all past due rent and other amounts owing by any Borrowing Base Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral and (b) a reserve no greater than three months’ rent and other charges that could be payable to any such Person, unless it has executed a Collateral Access Agreement.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares, in the aggregate, are greater than 50%. The Pro Rata Shares of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Requirement” means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurodollar liabilities.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Obligations, Banking Services Reserves, Rent and Charges Reserve, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for Rate Management Obligations, reserves for contingent liabilities of any Loan Party for which a claim or demand has been made or which are quantifiable at such time, reserves for uninsured losses of any Loan Party as they relate to the assets comprising the Borrowing Base, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) (i) to reflect items that would reasonably be expected to adversely affect the value of the applicable Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory or Eligible Premium Rental Drill Pipe or (ii) to reflect items that would reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s Liens on the Collateral; provided that, no Reserve may be taken after the Closing Date based on circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date and for which no Reserve was imposed on the Closing Date, unless such circumstances, conditions, events or contingencies have changed in any material adverse respect since the Closing Date.

The Administrative Agent may, in its Permitted Discretion, (x) establish additional standards of eligibility and (y) establish additional categories of Reserves and adjust the amount of existing categories of Reserves; provided that such new standards of eligibility and additional categories of Reserves shall not affect the calculation of the Borrowing Base until the 5th Business Day following the Borrower’s receipt of written notice thereof. During such five Business Day period, the Administrative Agent shall, if requested, discuss any such new standards or additional Reserve with the Borrower and, to the extent applicable, the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (b) no Reserve or change shall be duplicative of any Reserve or change already accounted for through eligibility criteria (including collection/advance rates).

“Restricted Payment Conditions” means, after giving pro forma effect to the proposed Restricted Payment as if it occurred on the first day of the Pro Forma Period:

(a) no Event of Default shall have occurred and be continuing under the Loan Documents; and

(b) either:

(i) both (A) pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (1) $50,000,000 and (2) 20% of the lesser of the Aggregate Commitment and the Borrowing Base and (B) the pro forma Fixed Charge Coverage Ratio is greater than 1.0 to 1.0; or

(ii) pro forma Availability at all times during the Pro Forma Period equals or exceeds the greater of (A) $75,000,000 and (B) 25% of the lesser of the Aggregate Commitment and the Borrowing Base.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property except Equity Interests issued by the Parent or its subsidiaries) with respect to any Equity Interests in the Parent or its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Parent or its subsidiaries or any option, warrant or other right to acquire any such Equity Interests in the Parent or its subsidiaries.

“Restricted Subsidiaries” shall have the meaning set forth under the indenture relating to the 7.125% Senior Notes, as in effect on the Closing Date without giving effect to any amendment or termination thereof.

“Ringgits” means the lawful currency of Malaysia.

“Rupiah” means the lawful currency of the Republic of Indonesia.

“S&P” means Standard & Poor’s Ratings Group, Inc. or its successor.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Saudi Riyals” means the lawful currency of the Kingdom of Saudi Arabia.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous governmental authority.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Secured Obligations” is defined in Section 2.18(b); provided, that the definition of “Secured Obligations” shall not create any guarantee by any Person of (or grant of security interest by any Person to support, as applicable) any Excluded Swap Obligations of such Person for purposes of determining any obligations of any Person.

“Secured Parties” means the collective reference to the Administrative Agent, the Lenders and any affiliate of any Lender to which Secured Obligations are owed.

“Senior Note Indenture” means the indentures referenced in Section 2.18(b), together with all instruments and other agreements entered into by the Parent, the Borrower, or any of its Subsidiaries in connection therewith.

“Senior Notes” means the 7.125% Senior Notes, the 7.750% Senior Notes, any other Funded Indebtedness issued under Section 6.11(a)(v) or (vi) having an aggregate face amount in excess of $20,000,000 and any other Permitted Refinancing Debt thereof.

“Singapore Dollars” means the lawful currency of the Republic of Singapore.

“Specified Cash Management Obligations” means any and all obligations of the Parent, the Borrower or its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Spot Exchange Rate” means, on any day with respect to any Alternate Currency, the spot rate at which U.S. Dollars are offered on such day by the applicable Issuing Lender, in the market where its foreign currency exchange operations are then being conducted for such foreign currency, at approximately 11:00 A.M. Local Time, for delivery two Business Days later; provided, if at the time of any such determination, for any reason no such spot rate is being quoted, the applicable Issuing Lender may use reasonable methods it deems appropriate to determine such rate.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) are, at the time any determination is being made, owned, held or Controlled, in each case, directly or indirectly, by the Borrower or by one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any other Person the accounts of which are consolidated with those of the Parent in the Parent’s consolidated financial statements.

“Subsidiary Guarantor” means each Domestic Subsidiary which has executed and delivered a guarantee of the Obligations under Section 2.18 until such time as such Person is released of its guarantee obligations under Section 10.11.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the gross book value of the assets of the Borrower and its Subsidiaries as are shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the four fiscal quarter period ending with the fiscal quarter in which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Syndication Agents” means Wells Fargo Bank, National Association, Bank of America, N.A. and Citibank, N.A.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Termination Date” means the earlier of (a) October 20, 2022, (b) the 90th day prior to the stated maturity date of any Senior Note or other Material Indebtedness issued after the Closing Date, and (c) any date upon which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms of Section 2.4.

“Total Leverage Ratio” means the ratio, determined on a Pro Forma Basis, of (a) the Funded Indebtedness of the Parent and its subsidiaries determined on a consolidated basis as of the end of the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 6.1 (the determination date) to (b) EBITDA for the four fiscal quarters ending with such determination date.

“Transferee” is defined in Section 12.3.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Uncontrolled Account” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Subsidiary, (ii) amounts required to be paid over to an employee benefit plan (as defined in Section 3(3) of ERISA) on behalf of or for the benefit of employees of the Borrower or any Subsidiary and (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, in each case, then due and owing (or to be due and owing within ninety (90) days), (b) Deposit Accounts which are used as escrow accounts or as a fiduciary or trust accounts, in each case, for the benefit of unaffiliated third parties and (c) other Deposit Accounts, Securities Accounts and Commodities Accounts of the Borrower and its Domestic Subsidiaries that are not Controlled Accounts which, in the aggregate, do not have an average monthly balance exceeding $15,000,000.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any indebtedness (other than the Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof or of any security instrument relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” and “$” means dollars in lawful currency of the United States.

“U.S. Dollar Equivalent” means on any date, with respect to any amount denominated in any Alternate Currency, the equivalent in U.S. Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” is defined in Section 3.4(g)(ii)(B)(3).

“Weekly Reporting Period” means any period during which one or more of the Loan Parties is required to deliver certain certificates, documents and other information on a weekly basis in accordance with the terms of this Agreement. A Weekly Reporting Period shall be triggered upon (a) the occurrence an Event of Default or (b) Availability on any date being less than the greater of (i) $50,000,000 and (ii) 20% of the lesser of the Aggregate Commitment and the Borrowing Base. Once triggered, a Weekly Reporting Period shall remain in effect at all times thereafter until (x) with respect to any period triggered under the foregoing clause (a), such Event of Default has been cured or waived in accordance with the Loan Documents or (y) with respect to any period triggered under the foregoing clause (b), Availability remains in excess of the threshold set forth therein for 30 consecutive days.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or its Subsidiaries) of which shall at the time be owned or Controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or Controlled.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (a) accounting terms relating to the Parent or any of its subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Parent or any subsidiary at “fair value”, as defined therein and (ii) any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, and (e) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE CREDITS

2.1 Loans.

2.1.1 Making the Loans. Subject to the terms and conditions hereof and during the Commitment Period, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans in U.S. Dollars to the Borrower from time to time in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding the lesser of (i) such Lender’s Commitments and (ii) such Lender’s Pro Rata Share of the Borrowing Base or (b) the Aggregate Exposure exceeding the lesser of (i) the Aggregate Commitment, (ii) the Borrowing Base and (iii) the Availability Blocker, if applicable. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Termination Date. The Commitments of the Lenders shall expire on the Termination Date. The Advances must be either Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower or otherwise outstanding in accordance with Sections 2.7 and 2.8.

2.1.2 Protective Advances.

(a) Subject to the limitations set forth below, the Borrower and the Lenders authorize the Administrative Agent to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Secured Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.6) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate principal amount of Protective Advances outstanding at any time shall not exceed $30,000,000; provided further that, the Aggregate Exposures after giving effect to the Protective Advances being made shall not exceed the Aggregate Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 4.2 have not been satisfied. The Protective Advances shall constitute Obligations hereunder and shall be Secured Obligations to the extent provided by Section 2.18. All Protective Advances shall be Floating Rate Advances. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. To the extent not reimbursed by the Borrower following a demand for reimbursement, each Lender agrees to fund a Loan in the amount equal to its Pro Rata Share of each Protective Advance to reimburse the Administrative Agent for such Protective Advance.

(b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.2 Letters of Credit.

2.2.1 L/C Commitments.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.2.4(a), agrees to issue Letters of Credit for the account of the Borrower or any of its Subsidiaries on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed $100,000,000, (ii) the L/C Exposure of any Issuing Lender would exceed such Issuing Lender’s L/C Commitment, (iii) the Credit Exposure of any Lender would exceed such Lender’s Commitment, (iv) 105% of the U.S. Dollar Equivalent of the L/C Obligations attributable to Letters of Credit denominated in Alternate Currencies would exceed the lesser of (A) $25,000,000 and (B) the Availability or (v) the Aggregate Exposure would exceed the lesser of (A) the Aggregate Commitment, (B) the Borrowing Base and (C) the Availability Blocker, if applicable. The parties hereto agree that the Existing Letters of Credit and Foreign Letters of Credit set forth on Schedule 5 will automatically, without any further action on the part of any Person, be deemed to be Letters of Credit hereunder issued hereunder. Without limiting the foregoing (i) each such Existing Letter of Credit and Foreign Letter of

Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit and Foreign Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit and Foreign Letters of Credit as provided in Section 2.2.4.

(b) Each Letter of Credit shall (i) be denominated in U.S. Dollars or, if agreed by the Issuing Lender, any Alternate Currency and (ii) expire no later than the Termination Date. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the Issuing Lender, expire after the Termination Date but on or before the date that is 90 days after the Termination Date, provided that the Borrower shall provide cash collateral in an amount equal to 105% of the L/C Obligations in respect of any such outstanding Letter of Credit to the Issuing Lender at least 30 days prior to the Termination Date, which such amount shall be (A) deposited by the Borrower in an account with and in the name of the Issuing Lender and (B) held by such Issuing Lender for the satisfaction of the Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the Termination Date shall, to the extent of any undrawn amount remaining thereunder on the Termination Date, cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Lenders’ obligations to participate in Letters of Credit pursuant to this Agreement.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable requirement of law.

2.2.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Following receipt of such notice and prior to the issuance of a requested Letter of Credit, the Administrative Agent shall calculate the U.S. Dollar Equivalent of such Letter of Credit if it is to be denominated in an Alternate Currency and shall notify the Borrower and the Issuing Lender of the Aggregate Exposure after giving effect to (i) the issuance of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to the Administrative Agent by the Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued only if (and upon delivery of an Application therefor and the issuance thereof the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed $100,000,000, (ii) 105% of the U.S. Dollar Equivalent of the L/C Obligations applicable to Letters of Credit denominated in Alternate Currencies shall not exceed the lesser of (A) $25,000,000 and (B) the Availability and (iii) the Aggregate Exposure shall not exceed the lesser of (A) the Aggregate Commitment, (B) the Borrowing Base and (C) the Availability Blocker, if applicable.

2.2.3 Letter of Credit Fees.

(a) The Borrower agrees to pay the Issuing Lender a fronting fee in U.S. Dollars in an amount agreed between the Borrower and the Issuing Lender (but not less than 0.125% per annum on the U.S. Dollar Equivalent of the face amount of the Letter of Credit), payable quarterly in arrears on each Payment Date, for the term of the Letter of Credit, together with the Issuing Lender’s customary letter of credit issuance and processing fees. The fronting fee and customary letter of credit issuance and processing fees shall be retained by the Issuing Lender, which fee shall not be shared with the other Lenders.

(b) In addition, the Borrower agrees to pay the Administrative Agent a fee in U.S. Dollars equal to the Applicable Letter of Credit Fee Rate (on a per annum basis) shown on the Pricing Schedule times the U.S. Dollar Equivalent of the aggregate face amount of all outstanding Letters of Credit (as reduced from time to time), payable quarterly in arrears on each Payment Date, for the term of the Letter of Credit and shall be shared by the Issuing Lender and the other Lenders on the basis of each Lender’s Pro Rata Share.

2.2.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Share in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay in U.S. Dollars to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Share of the U.S. Dollar Equivalent of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.2.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.2.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Loans that are Floating Rate Advances. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Pro Rata Share of such payment in accordance with Section 2.2.4(a) or (b), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its Pro Rata Share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

2.2.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid in the currency in which such Letter of Credit was issued and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 a.m., Chicago time if such Letter of Credit is denominated in U.S. Dollars or Canadian dollars, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the currency in which such draft is payable (except that, in the case of any Letter of Credit denominated in any currency other than U.S. Dollars, upon notice by the Issuing Lender to the Borrower, such payment shall be made in U.S. Dollars from and after the date on which the amount of such payment shall have been converted into U.S. Dollars at the Spot Exchange Rate on such date of conversion, which date of conversion shall be selected by the Issuing Lender and may be any Business Day after the date on which such payment is due) and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at (x) until the Business Day next succeeding the date of the relevant notice, the Floating Rate and (y) thereafter, the rate set forth in Section 2.10; provided, that if any such amount is denominated in a currency other than U.S. Dollars for any period, such interest shall be payable for such period at the Alternate Currency Overnight Rate. If, as a result of fluctuations in the exchange rate between the U.S. Dollar and any Alternate Currency, the amount of the L/C Obligations exceeds 105% of the L/C Commitment, then the Borrower shall deposit within three Business Days of demand by the Administrative Agent as cash collateral, an amount in U.S. Dollars equal to such excess. The obligation to deposit amounts shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the under the terms of a Letter of Credit. If (1) the Borrower was required to provide an amount of cash collateral hereunder as a result of the L/C Obligations exceeding the L/C Commitment due to fluctuations in the exchange rate between the U.S. Dollar and any applicable Alternate Currency (2) the L/C Obligations no longer exceed the L/C Commitment and (3) the Borrower is not otherwise required to post cash collateral in respect of the Letters of Credit hereunder which has not been posted, then the amount of such excess shall be returned to such Borrower within five Business Days upon request of the Borrower.

2.2.6 Obligations Absolute. The Borrower’s obligations under this Section 2.2 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s reimbursement obligations under Section 2.2.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

2.2.7 Letter of Credit Payments. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such L/C Disbursement. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.2.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.2, the provisions of this Section 2.2 shall apply.

2.2.9 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Exposure representing greater than 50% of the aggregate L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “L/C Collateral Account”), an amount in cash equal to 105% of the amount of the L/C Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.7 or Section 7.8. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the L/C Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the L/C Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the L/C Collateral Account. Moneys in the L/C Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Exposure representing greater than 50% of the aggregate L/C Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

2.2.10 Replacement of an Issuing Lender.

(a) An Issuing Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.2.3. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by such Issuing Lender thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(b) Subject to the appointment and acceptance of a successor Issuing Lender, the Issuing Lender may resign as an Issuing Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Lender shall be replaced in accordance with Section 2.2.10(a) above.

2.3 Mandatory Repayments.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date, and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Termination Date and, if Protective Advances cannot be refinanced by a Loan, upon demand by the Administrative Agent.

(b) In the event and on such occasion that the Aggregate Exposure exceeds the lesser of (i) the Aggregate Commitment and (ii) the Borrowing Base, the Borrower shall prepay the Loans and L/C Exposure or cash collateralize the L/C Exposure pursuant to Section 2.2.9, as applicable, in an aggregate amount equal to such excess.

(c) At all times during any Cash Dominion Trigger Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Concentration Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available), first to prepay any Protective Advances that may be outstanding and second to prepay the Loans. Notwithstanding the foregoing, to the extent any funds credited to the Concentration Account constitute Net Available Cash, the application of such Net Available Cash shall be subject to Section 2.3(d).

(d) If any Borrowing Base Party receives any Net Available Cash in respect of any Prepayment Event, then the Borrower shall either (i) within five (5) Business Days following its receipt of such Net Available Cash prepay the Obligations in an aggregate amount equal to the lesser of 100% of such Net Available Cash or the outstanding principal balance of the Loans, or (ii) if no Event of Default has occurred and is continuing and no Cash Dominion Trigger Period is then in existence, within five (5) Business Days after its receipt of such Net Available Cash, deliver to the Administrative Agent a certificate of an Authorized Officer to the effect that the Loan Parties intend to apply the Net Available Cash from such event (or a portion thereof specified in such certificate) within 365 days after receipt of such Net Available Cash to acquire equipment, inventory or other tangible assets to be used in the business of the Loan Parties, and that no Event of Default has occurred and is continuing. On the 366th day following receipt of such Net Available Cash, any unused Net Available Cash shall be used to reduce the outstanding principal balance of the Loans. All prepayments under this Section 2.3(d) shall be made without a permanent reduction of the Aggregate Commitment. If an Event of Default or Cash Dominion Trigger Period is in effect and such Net Available Cash has not been applied to repay the Loans, then the Borrower shall deposit such Net Available Cash into the Concentration Account and, thereafter, such funds shall be made available to the applicable Loan Party as follows:

(i) the Borrower shall request an release (specifying that the request is to use Net Available Cash pursuant to this Section 2.3(d)) from the Concentration Account be made in the amount needed; and

(ii) so long as the conditions set forth in Section 4.2 have been met, the Lenders shall make such Advance or the Administrative Agent shall release funds from the Concentration Account.

(e) All such amounts pursuant to Section 2.3(d) shall be applied, first to prepay any Protective Advances that may be outstanding, pro rata, and second to prepay the Loans without a corresponding reduction in the Aggregate Commitments and only if an Event of Default has occurred and is continuing, to cash collateralize the L/C Exposure in accordance with Section 2.2.9.

(f) Amounts to be applied in connection with prepayments made pursuant to Section 2.3 shall be applied to the repayment of the Loans in accordance with Section 2.11. The application of any repayment pursuant to Section 2.11 shall be made, first, to Floating Rate Advances and, second, to Eurodollar Advances. Each repayment of the Loans under Section 2.3 shall be accompanied by accrued interest to the date of such repayment on the amount prepaid and any amounts owing pursuant to Section 3.3.

2.4 Commitment Fee; Reductions in Aggregate Commitment; Other Fees.

(a) The Borrower agrees to pay to the Administrative Agent, to be shared by the Lenders on the basis of each Lender’s Pro Rata Share, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of the Aggregate Commitment during the Commitment Period, payable quarterly in arrears on each Payment Date and on the Termination Date. For the purposes hereof, “unused portion” means the Aggregate Commitment, minus the aggregate principal amount outstanding on all Loans, minus the aggregate face amount of all outstanding Letters of Credit.

(b) The Borrower may permanently reduce the Aggregate Commitment in whole or in part ratably among the Lenders in integral multiples of $1,000,000, upon at least five Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Loans and the aggregate face amount of all outstanding Letters of Credit.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.5 Minimum Amount of Each Loan Advance. Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $200,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.6 Optional Repayments. The Borrower may from time to time pay, without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (or the full outstanding balance of all Floating Rate Advances, if less than such minimum), upon one Business Days’ prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.3 but otherwise without penalty or premium, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion (or the full outstanding balance of all Eurodollar Advances, if less than such minimum) of the outstanding Eurodollar Advances upon five Business Days’ prior notice to the Administrative Agent. Repayments shall be applied as provided in Section 2.11.

2.7 Method of Selecting Types and Eurodollar Interest Periods. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the manner set forth in Section 2.13 (a “Borrowing Notice”) not later than 11:00 a.m., Chicago time, on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a) the Borrowing Date, which shall be a Business Day, of such Advance;

(b) the aggregate amount of such Advance;

(c) the Type of Advance selected;

(d) in the case of each Eurodollar Advance, the Eurodollar Interest Period applicable thereto; and

(e) the amount of the then effective Borrowing Base, the current Aggregate Exposure (without regard to the requested Advance), the pro forma Aggregate Exposure (giving effect to the requested Advance) and the Availability Blocker, if applicable.

If no election as to the Type of Advance is specified, then the Borrower shall be deemed to have requested a Floating Rate Advance. If no Eurodollar Interest Period is selected with respect to any requested Eurodollar Advance, then the Borrower shall be deemed to have requested a Eurodollar Interest Period of one month’s duration.

Not later than 1:00 p.m., Chicago time, on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at the Funding Office in an amount equal to such Lender’s Pro Rata Share. The Administrative Agent will make the funds so received from the Lenders available to the Borrower by promptly crediting the amounts so received, in like funds, to a Deposit Account of the Borrower that is a Controlled Account and designated by the Borrower in the applicable Borrowing Notice; provided that Floating Rate Advances made to finance the reimbursement of (i) an L/C Disbursement as provided in Section 2.2.4 shall be remitted by the Administrative Agent to the Issuing Lender and (ii) a Protective Advance shall be retained by the Administrative Agent. The Borrower shall not be entitled to more than six Eurodollar Rate tranches and one Floating Rate tranche (excluding any Protective Advances) at any one time on the Loans.

2.8 Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.8 or are repaid. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Eurodollar Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Eurodollar Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Eurodollar Interest Period. Subject to the terms of Section 2.5 and this Section 2.8, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance, provided that no Floating Rate Advance may be converted into a Eurodollar Advance when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their reasonable discretion not to permit such conversions. This Section 2.8 shall not apply to Protective Advances, which may not be converted or continued. The Borrower shall give the Administrative Agent irrevocable notice in the manner set forth in Section 2.13 (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m., Chicago time, at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued, and

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Eurodollar Interest Period applicable thereto.

2.9 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.8, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.8 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Eurodollar Interest Period applicable thereto to (but not including) the last day of such Eurodollar Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.7 and 2.8 and otherwise in accordance with the terms hereof. No Eurodollar Interest Period with respect to any Loan may end after the Termination Date. The Borrower shall use commercially reasonable efforts to select Eurodollar Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Eurodollar Interest Period in order to make a repayment required by this Agreement.

2.10 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.7 or 2.8, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.11 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default under Section 7.2, 7.7 or 7.8, (i) each Eurodollar Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest for the remainder of the applicable Eurodollar Interest Period at the rate otherwise applicable to such Eurodollar Interest Period plus 2% per annum, (ii) each Floating Rate Advance (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, (iii) each outstanding Letter of Credit (in the case of an Event of Default under Section 7.2, with respect to which such Event of Default shall exist) shall bear interest at a rate per annum equal to the Applicable Letter of Credit Fee Rate in effect from time to time plus 2% per annum, and (iv) all interest, fees (other than fees referred to in clause (iii) hereof) and other amounts outstanding hereunder shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum.

2.11 Method of Payment.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fees (except as set forth in any agreement governing the payment thereof) and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Pro Rata Shares of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments of the Obligations (other than with respect to Rate Management Obligations and Specified Cash Management Obligations) hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 p.m., Chicago time, on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the Funding Office or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and bank fees as they become due hereunder; all other fees due hereunder shall be paid by Borrower upon the receipt of an invoice at Borrower’s address.

2.12 Noteless Agreement; Evidence of Obligations.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Eurodollar Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note for such Loans payable to such Lender in a form supplied by the Administrative Agent and acceptable to such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.13 Borrowing Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on email, facsimile or telephonic notices made by any person or persons the Administrative Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given in such manner. If the Borrower elects to provide telephonic notice as set forth herein, the Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation of the telephonic notice differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent shall govern absent manifest error.

2.14 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Closing Date and at maturity. Interest at the Floating Rate shall be calculated for actual days elapsed on the basis of a 365-day (366-day in leap year) basis. Interest accrued on each Eurodollar Advance shall be payable on the first Business Day following the last day of its applicable Eurodollar Interest Period (or if the applicable Eurodollar Interest Period is greater than three months, on the first Business Day following the last day of the third month of such Eurodollar Interest Period), on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest at the Eurodollar Rate and fees shall be calculated for actual days elapsed on the basis of a 360 day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 p.m. Chicago time. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15 Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate and Eurodollar Interest Period applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.16 Lending Installations. Each Lender may book its Loans and each Issuing Lender may issue Letters of Credit at any Lending Installation of its choosing and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit and any Notes issued hereunder shall be deemed held by each Lender or Issuing Lender, as applicable, for the benefit of any such Lending Installation. Each Lender and Issuing Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans or Letters of Credit will be made by it and for whose account payments are to be made.

2.17 Non Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal or interest to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.18 Collateral and Guarantees.

(a) On the Closing Date, the Secured Obligations shall be secured by the following:

(i) first priority perfected security interests in all of the Borrowing Base Parties’ (A) inventory, accounts, equipment, instruments, chattel paper, documents and general intangibles and (B) Deposit Accounts, Securities Accounts and Commodity Accounts (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) subject to Control Agreements delivered pursuant to Section 2.18(e), in each case, together with all products and proceeds thereof;

(ii) first priority perfected security interests in all outstanding shares of stock or partnership or membership interests, as the case may be, of each Subsidiary Guarantor;

(iii) first priority perfected security interests in 66% of the outstanding Equity Interests of each first tier Foreign Subsidiary owned directly by the Borrower or a Subsidiary Guarantor as of the Closing Date (or if the Borrower or such Subsidiary Guarantor shall own less than 66% of the outstanding Equity Interests, then all of the Equity Interests owned by them) and having a total Adjusted Book Value exceeding $25,000,000;

(iv) a first priority perfected security interest in the Parent’s entire membership interest of the Borrower; and

(v) joint and several guaranties by the Parent and each Subsidiary Guarantor.

(b) On the Closing Date and thereafter until the Obligations are paid in full in cash, the amount of the Obligations that will be secured by the Collateral (the “Secured Obligations”) will be limited to the highest maximum principal amount permitted to be secured under the indenture dated as of December 6, 2011, as amended (the “7.125% Senior Notes Indenture”), relating to the 7.125% Senior Notes due 2021 (the “7.125% Senior Notes”) without triggering the equal and ratable provisions thereof.

(c) On any date, if the Obligations or any portion thereof which are not then secured by Collateral may become so secured pursuant to the terms of the Senior Notes without triggering the equal and ratable provisions thereof, such Obligations or portion thereof, as applicable, shall automatically be Secured Obligations in accordance with the terms of this Agreement and the other Loan Documents.

(d) On any date, in the case of any Domestic Subsidiary that is not previously subject to the collateral requirements set forth in Section 2.18(a) but which has a total Adjusted Book Value exceeding $25,000,000 at the end of any fiscal quarter after the Closing Date, the Borrower covenants and agrees to cause such Subsidiary to become a Subsidiary Guarantor and to execute or cause to be executed, within 30 days (or such later date as may be reasonably agreed to by the Administrative Agent) after the end of such fiscal quarter, Collateral Documents reasonably required by the Administrative Agent in order to subject such Domestic Subsidiary to the collateral requirements set forth in Section 2.18(a). In addition, if any Domestic Subsidiary incurs or otherwise becomes liable for any Funded Indebtedness or Guarantee Obligation, such Subsidiary shall contemporaneously become a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent. The Borrower shall also, if requested by the Administrative Agent, deliver to the Administrative Agent certificates and legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Once a Domestic Subsidiary has executed Collateral Documents, the Collateral Documents for that Domestic Subsidiary shall remain in effect irrespective of its total Adjusted Book Value. Notwithstanding the foregoing, the aggregate Adjusted Book Value of all Domestic Subsidiaries not subject to the guaranty and collateral requirements of this Section 2.18 shall at no time exceed $200,000,000.

(e) The Parent, the Borrower and its Domestic Subsidiaries shall be subject to cash dominion at all times from the Closing Date through the Termination Date. All Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) of the Parent, the Borrower and its Domestic Subsidiaries shall be Controlled Accounts; provided that all proceeds of any Loan shall be deposited into a Deposit Account that is a Controlled Account and maintained with the Administrative Agent. The Parent and the Borrower will, and will cause each of the Borrower’s Domestic Subsidiaries to, in connection with any Deposit Account, Securities Account or Commodity Account (other than any Uncontrolled Account for so long as it is an Uncontrolled Account), enter into and deliver to the Administrative Agent a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, on the following dates (or, in each case, such later date as the Administrative Agent may agree in its sole discretion): (i) the Closing Date or (ii) with respect to Deposit Accounts, Securities Accounts and Commodities Accounts of the Borrower and its Domestic Subsidiaries (other than any Uncontrolled Account for so long as it is an Uncontrolled Account) established on or after the Closing Date, promptly but in any event within thirty (30) days of the date such account is established. During a Cash Dominion Trigger Period (defined below), cash on hand and collections which are received into any Controlled Account shall be swept on a daily basis and to the extent necessarily any securities held in any Securities Account shall be liquidated and the cash proceeds swept into a blocked account maintained with the Administrative Agent (the “Concentration Account”) and used to prepay Loans outstanding under this Agreement in accordance with Section 2.3(c). As used herein, a “Cash Dominion Trigger Period” shall mean a period which commences immediately upon (i) the occurrence of any Event of Default or (ii) on any date when Availability is less than the greater of (A) $37.5 million and (B) 15% of the lesser of (I) the Aggregate Commitment and (II) the Borrowing Base. Once triggered, a Cash Dominion Trigger Period shall remain in effect at all times thereafter until (x) any period triggered under clause (i) of the foregoing sentence shall cease upon the cure or waiver of such Event of Default in accordance with the Loan Documents or (y) any period triggered under clause (ii) of the foregoing sentence shall cease on the date Availability exceeds the threshold set forth therein for at least 30 consecutive days.

(f) The Parent and the Borrower will, and will cause each of the Borrower’s Domestic Subsidiaries to notify the Administrative Agent of any Deposit Account, Securities Account or Commodity Account (other than any Uncontrolled Account for so long as such account remains an Uncontrolled Account) that is established, held or maintained such Person that is not otherwise listed on Schedule 4. Notice under this Section 2.18(f) shall be delivered to the Administrative Agent promptly but, in any event, not more than 5 Business Days (or such later date as may be reasonably agreed to by the Administrative Agent) following the establishment of any such account.

(g) Each Loan Party will, and will cause each of its subsidiaries that is a Loan Party to, execute and deliver, or cause to be executed or delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.1(c), as applicable), which may be required by any requirement of law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(h) In no event shall (i) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements or analogous filings in the jurisdiction of formation of the applicable Guarantor) be required with respect to letter of credit rights, commercial tort claims, motor vehicles or any other assets subject to certificates of title, (ii) any mortgages be required to be delivered with respect to any real property interests or (iii) Collateral Documents governed by the laws of a jurisdiction other than the United States or any state thereof be required.

2.19 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b) The Commitment amounts outstanding on the Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.11); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of any waiver, amendment or modification (i) requiring the consent of all Lenders or (ii) described in clause (i) or (ii) of the first proviso in Section 9.11.

(c) If any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposure plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitment. Subject to Section 16.1, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in 2.2.9 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(d) So long as any Lender is a Defaulting Lender, any Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower.

(e) Any amount payable to such Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to this Agreement, shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder, (iii) third, to the cash collateralization of any participating interest in any Letter of Credit (in which case any cash collateral posted by the Borrower pursuant to this Section 2.19 shall be released to the Borrower in an equal amount), (iv) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if so determined by the Administrative Agent, held in such account as cash collateral and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralization of the Issuing Lenders’ future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and participating interests in any Letter of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or participating interests in any Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in any Letter of Credit are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.19(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post as cash collateral pursuant to this Section 2.19(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(f) In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Pro Rata Share and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g) The Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require that the Defaulting Lender assign without recourse (in accordance with and subject to the restrictions set forth in Article XII of this Agreement in the case of voluntary assignments by a Lender) all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such assignee shall have received the prior written approval of the Borrower and the Administrative Agent, which consent shall not be unreasonably withheld, and (ii) such Defaulting Lender shall have received payment of an amount equal to the outstanding principal amount of all Obligations owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts).

(h) If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender to defease any risk to it in respect of such Lender hereunder.

2.20 Currency Indemnity. The Borrower shall, and shall cause the other Loan Parties to, make payment relative to any Obligation (including with respect to Letters of Credit) in the currency in which such Obligation was effected (the “Agreed Currency”). If any payment is received on account of any Obligation in any currency other than the Agreed Currency (the “Other Currency”) (whether voluntarily or pursuant to an order or judgment or the enforcement thereof or the realization of any collateral under the Collateral Documents or the liquidation of a Loan Party or otherwise), such payment shall constitute a discharge of the liability of the Loan Parties hereunder and under the other Loan Documents in respect of such obligation only to the extent of the amount of the Agreed Currency which the relevant Lender or Agent, as the case may be, is able to purchase with the amount of the Other Currency received by it on the Business Day next following such receipt in accordance with its normal banking procedures in the relevant jurisdiction and applicable law after deducting any costs of exchange. To the fullest extent permitted by applicable law, if the amount of the Other Currency received is insufficient to satisfy the obligation in the Agreed Currency in full, then the Borrower shall on demand indemnify the Issuing Lenders, Lenders and the Administrative Agent from and against any loss or cost arising out of or in connection with such deficiency; provided that if the amount of the Agreed Currency so purchased is greater than the amount of the Agreed Currency due in respect of such liability immediately prior to such judgment or order, voluntary prepayment, realization of collateral, liquidation of a Loan Party or otherwise, then the Agents or the Lenders, as the case may be, agree to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law). To the fullest extent permitted by applicable law, the foregoing indemnity and agreement by each party shall constitute an obligation separate and independent from all other obligations contained in this Agreement and shall give rise to a separate and independent cause of action.

2.21 Increase of Aggregate Commitment.

(a) Subject to the conditions set forth in Section 2.21(b), the Borrower may, on one or more occasions, increase the Aggregate Commitment then in effect (any such increase an “Incremental Increase”) by increasing the Commitment of a Lender or by causing a Person that at such time is not a Lender to become a Lender and have a Commitment (an “Additional Lender”).

(b) Any increase in the Aggregate Commitment shall be subject to the following additional conditions:

(i) such increase shall not be less than $50,000,000 (and increments of $10,000,000 above that minimum) unless the Administrative Agent otherwise consents; provided that the aggregate amount of Incremental Increases shall not exceed $200,000,000;

(ii) as of the effective date of such Incremental Increase, no Default or Event of Default shall have occurred and be continuing immediately after giving effect to such increase and the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such effective date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase such representations and warranties shall be true and correct in all material respects as of such specified earlier date;

(iii) no Lender’s Commitment may be increased without the consent of such Lender;

(iv) the Administrative Agent and each Issuing Lender must consent to the addition of any Additional Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v) the increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement;

(vi) receipt by the Administrative Agent of (A) board resolutions and officers’ certificates consistent with those delivered on the Closing Date and (B) reaffirmation agreements and/or such amendments to the Collateral Documents, in each case, as may be reasonably requested by the Administrative Agent in order to ensure that such incremental indebtedness is provided with the benefit of the applicable Loan Documents; and

(vii) on the effective date of such increase, no Eurodollar Advances shall be outstanding or if any Eurodollar Advances are outstanding, then the effective date of such increase shall be the last day of the Eurodollar Interest Period in respect of such Eurodollar Advance unless the Borrower pays compensation required pursuant to Section 3.3.

(c) With the consent of the Lenders providing an Incremental Increase, the Borrower, and to the extent applicable, the Administrative Agent and the Issuing Lender(s) (and without the consent of any other Lenders), the Loan Documents may be amended or supplemented in a writing (which may be executed and delivered by the Borrower and the Administrative Agent) substantially in the form of Exhibit E to reflect any changes necessary to give effect to such Incremental Increase and make any Additional Lender a party to this Agreement.

2.22 Banking Services and Rate Management Transactions. Each Lender or Affiliate thereof providing Banking Services for, or having Rate Management Transactions with, any Loan Party or any Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services arrangements or Rate Management Transactions, written notice setting forth the aggregate amount of all Specified Cash Management Obligations and Rate Management Obligations of such Loan Party or Subsidiary or thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Specified Cash Management Obligations and Rate Management Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Specified Cash Management Obligations and/or Rate Management Obligations pursuant to Section 8.3(f).

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection; Changes in Capital Adequacy and Liquidity Regulations.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Installation of such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in Section 3.1(a) or (b) and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.2 Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurodollar Advance:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as provided in Section 13.1 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective and any such Eurodollar Advance shall be repaid or converted into Floating Rate Advance on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Notice requests a Eurodollar Advance, such Advance shall be made as a Floating Rate Advance.

(b) If any Lender determines that any applicable law, rule, regulation, or directive, whether or not having the force of law, has made it unlawful, or if any governmental authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Advance, or any governmental authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Advances or to convert Floating Rate Advances to Eurodollar Advances will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Advances of such Lender to Floating Rate Advances, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.11, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.2(c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.2(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Conversion/Continuation Notice that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (y) if any Borrowing Notice requests a Eurodollar Advance, such Borrowing shall be made as Floating Rate Advance; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

3.3 Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Eurodollar Interest Period, whether because of acceleration, prepayment or otherwise (but excluding a mandatory prepayment under Section 2.3), or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.4 Taxes.

(a) Defined Terms. For purposes of this Section 3.4, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a governmental authority pursuant to this Section 3.4, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner of the Loans, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT D-2 or EXHIBIT D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT D-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(j) Not Grandfathered Obligations. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

3.5 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.4 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advance shall be calculated as though each Lender funded its Eurodollar Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.

3.6 Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.4 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.2(b), (c) any Lender becomes a Defaulting Lender, or (d) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of all of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may elect upon notice to such Lender and the Administrative Agent, to replace such Lender (the “Affected Lender”) as a Lender party to this Agreement, provided that no Event of Default or Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Affected Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.2 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.4, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.3 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender. Any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Effectiveness; Conditions Precedent to Advances. The effectiveness of this Agreement and the agreement of each Lender to make the initial extension of credit requested to be made by it (or deemed to be made on the Closing Date) subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Parent, the Borrower, the Lenders, the Issuing Lenders and the Exiting Lender.

(b) Notes. Each Lender requesting a Note shall have received its respective Note executed by the Borrower evidencing its Loans.

(c) Collateral Documents. The Administrative Agent shall have received Collateral Documents reflecting the execution and delivery of this Agreement, together with any additional Collateral Documents necessary to create the Liens and perfected security interests contemplated in Section 2.18(a).

(d) Financial Statements and Projections. The Lenders shall have received (i) audited financial statements of the Parent and its consolidated subsidiaries for the 2015 and 2016 fiscal years, (ii) unaudited interim financial statements of the Parent and its consolidated subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are publicly available, (iii) the most recent projected income statement, balance sheet and cash flows of the Parent and its consolidated subsidiaries for the period beginning with January 1, 2017 and ending with December 31, 2020, on a quarterly basis through December 31, 2018 and annually thereafter and (iv) a summary of the Parent’s and its consolidated subsidiaries’ anticipated performance for the fiscal quarter ended September 30, 2017, with such performance being substantially consistent with the projections provided in clause (iii) above.

(e) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) Latham & Watkins LLP, New York counsel to the Loan Parties, and (ii) Jones Walker LLP, Louisiana counsel to the Loan Parties, as applicable, in the form and substance satisfactory to the Administrative Agent. Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Entity Documents. Copies of the certificate of incorporation and bylaws of the Parent, articles of organization (or certificate of formation) and operating agreement (or limited liability company agreement) of Borrower, and the corresponding organization documents of all of Borrower’s Domestic Subsidiaries who are party to a Loan Document, together with all amendments, each certified by the Secretary or Assistant Secretary of the Parent or Borrower, and a certificate of good standing or existence for the Parent, Borrower and Borrower’s Domestic Subsidiaries who are party to a Loan Document, each certified by the appropriate governmental officer in its jurisdiction of incorporation, and copies of the articles of incorporation of any foreign Subsidiary who is party to a Loan Document, together with all amendments certified by the secretary of said Subsidiary.

(g) Closing Certificates. Closing certificates by the Secretary or Assistant Secretary of the Parent, Borrower and the authorized person for each Subsidiary, of its Board of Directors’ resolutions or consent of members or partners, and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent, Borrower or any of Borrower’s Subsidiaries is a party, including an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(h) Fees. The Existing Administrative Agent, the Existing Issuing Lenders, the Existing Swing Line Lender, the Existing Lenders (including the Exiting Lender), the Administrative Agent and the Lenders shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel) for which invoices have been presented (so long as such invoices have been presented at least one Business Day prior to the Closing Date). All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(i) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are organized, and such search shall reveal no Liens on any of the assets of the Loan Parties except for (i) Permitted Liens or (ii) Liens discharged (or for which effective provision for discharge has been made) on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (to the extent not currently held by the Administrative Agent pursuant to the collateral documents under the Existing Credit Agreement) (i) the certificates representing the shares of Equity Interest pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized Authorized Officer of the pledgor thereof (except for certificates which cannot be delivered after the Borrower’s use of commercially reasonable efforts without undue burden or expense) and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Collateral Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the Chief Financial Officer of the Parent substantially in the form of Exhibit C, certifying the solvency of the Parent and its subsidiaries, on a consolidated basis, after giving effect to the transactions contemplated hereby.

(m) No Other Debt. The Administrative Agent shall have received a certificate of the Chief Financial Officer of the Parent in form and substance reasonably satisfactory to the Administrative Agent certifying that the Loan Parties will have no debt outstanding for borrowed money other than the Obligations under this Agreement or other Funded Indebtedness permitted by Section 6.11.

(n) Approvals. The Administrative Agent shall have received a certificate of an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent certifying that all governmental and third party approvals necessary in connection with this Agreement and the continuing operations of the Parent, the Borrower and its Subsidiaries have been obtained and remains in full force and effect.

(o) USA Patriot Act. To the extent requested by the Administrative Agent at least 10 Business Days prior to the Closing Date, the Administrative Agent shall have received at least five days prior to the Closing Date all documentation and other information as is reasonably requested in writing by the Administrative Agent about the Borrower and the Subsidiaries and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(p) No Material Adverse Effect. Since June 30, 2017, there has been no development or event that has or could reasonably be expected to have a Material Adverse Effect.

(q) Minimum Availability. Availability shall equal or exceed $150,000,000.

(r) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.6 hereof. The Administrative Agent or its designee shall have completed a satisfactory review of such insurance coverage and related documentation. The Borrower shall have delivered to the Administrative Agent a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date.

(s) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of June 30, 2017, together with such supporting documentation and supplemental reporting information as the Administrative Agent may reasonably request.

(t) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Borrowing Base Parties’ Accounts and Inventory and related working capital matters and of the Borrower’s related data processing and other systems, the results of which shall be reasonably satisfactory to the Administrative Agent.

(u) Appraisals. The Administrative Agent shall have received appraisals of the Borrowing Base Parties’ Inventory and Equipment from one or more firms reasonably satisfactory to the Administrative Agent, which appraisals shall be reasonably satisfactory to the Administrative Agent.

(v) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Administrative Agent.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lender of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Lender to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.11) at or prior to 2:00 p.m., Chicago time, on November 3, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time.

4.2 Each Advance. The Lenders shall not be required to make any Advance (including the initial funding, but excluding conversions and continuations of existing Loans as provided in Section 2.8) and the Issuing Lender shall not be required to issue, amend, renew or extend any Letter of Credit, unless:

(a) At the time of and immediately after giving effect to such extension of credit:

(i) there exists no Event of Default or Default; and

(ii) the representations and warranties contained in Article V or in any other Loan Documents are true and correct in all material respects as of the date of such extension of credit except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof).

(b) With respect to any Advance, the Administrative Agent shall have received a certificate (which certification may be included in Borrowing Notice) from an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent which demonstrates that, at the time of and immediately after giving effect to such extension of credit, the Aggregate Exposure shall not exceed an amount equal to the lesser of (i) the Aggregate Commitment, (ii) the Borrowing Base and (iii) the Availability Blocker, if applicable.

(c) The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.7 and/or the Issuing Lender shall have received an Application in accordance with Section 2.2, as applicable.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Parent and Borrower that the conditions contained in Section 4.2(a) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent and Borrower represent and warrant to the Lenders that:

5.1 Existence and Standing. The Parent is a corporation, the Borrower is a limited liability company, and each of the Borrower’s Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. Each of the Parent, the Borrower and the Borrower’s Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or company proceedings, and the Loan Documents to which the Parent, the Borrower, and the Borrower’s Subsidiaries is a party constitute legal, valid and binding obligations of the Parent, the Borrower, and the Borrower’s Subsidiaries enforceable against the Parent, the Borrower, and the Borrower’s Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Parent, the Borrower, and the Borrower’s Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated (including any Advances made to the Borrower on the date this representation is made), nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Parent, the Borrower, or any of the Borrower’s Subsidiaries or (b) the Parent’s, the Borrower’s, or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Parent, the Borrower, or any of the Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Parent, the Borrower, or the Borrower’s Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except where such failure could not reasonably be expected to have a Material Adverse Effect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, is required to be obtained by the Parent, the Borrower, or any of the Borrower’s Subsidiaries in connection with the execution and delivery of the Loan Documents, the Advances under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements. The audited December 31, 2016 and the unaudited March 31, 2017 and June 30, 2017 consolidated financial statements of the Parent and its consolidated subsidiaries heretofore delivered to the Lenders fairly present, in all material respects, the consolidated financial condition and consolidated results operations of the Parent and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the unaudited statements.

5.5 Material Adverse Change. Since June 30, 2017 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Parent, the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Parent, the Borrower, and the Borrower’s Subsidiaries have filed or caused to be filed all United States federal tax returns or extensions relating thereto and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent, the Borrower, or any of the Borrower’s Subsidiaries, except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Adequate charges, accruals and reserves in respect of any taxes or other governmental charges have been provided on the books of the Parent, the Borrower and the Borrower’s Subsidiaries in accordance with GAAP.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of the officers of the Parent or Borrower, threatened against or affecting the Parent, the Borrower or the Borrower’s Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, none of the Parent, the Borrower or the Borrower’s Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. The Borrower is the sole Subsidiary of the Parent, and the Parent owns all of the membership interest of the Borrower. Schedule 3 contains an accurate list of all Subsidiaries of the Parent and the Borrower (as of the Closing Date), setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9 ERISA. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any ERISA Affiliate has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan. Neither the Parent nor the Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. No Plan is in at risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA). Neither the Borrower nor any ERISA Affiliate has failed to pay when due (after expiration of any applicable grace period) any installment with respect to liability imposed in connection with a withdrawal under Section 4201 of ERISA.

5.10 Accuracy of Information. All written or formally presented information, other than the Projections and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby, when taken as a whole, does not or will not, when furnished to the Lenders and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto). The financial projections and other forward-looking information (the “Initial Projections”) and the Projections that have been or will be made available to the Lenders by the Parent or the Borrower or any of their respective representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by the Parent and the Borrower to be reasonable at the time furnished (it being recognized by the Lenders that such Initial Projections and Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Initial Projections and Projections may differ from the projected results, and such differences may be material and such Initial Projections and Projections should not be regarded as a representation that the projected results will be achieved).

5.11 Material Agreements. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect if the Parent, the Borrower or the Borrower’s Subsidiaries complies with the terms thereof. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Material Indebtedness.

5.12 Compliance With Laws. The Parent, the Borrower and the Borrower’s Subsidiaries have complied with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, including, without limitation, Regulation U, T and X of the Board of Governors of the Federal Reserve System, and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect. Margin Stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent, the Borrower and the Borrower’s Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.13 Ownership of Properties. On the Closing Date, the Parent, the Borrower and the Borrower’s Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Parent, the Borrower and the Borrower’s Subsidiaries, excluding sales permitted by Section 6.13.

5.14 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Parent, the Borrower and the Borrower’s Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing due to Environmental Laws. On the basis of this consideration, the Parent and the Borrower have concluded that they are aware of no non-compliance with the Environmental Laws that could reasonably be expected to have a Material Adverse Effect. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.15 Investment Company Act. None of the Parent, the Borrower or any of the Borrower’s Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Parent or the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

5.17 Solvency. On the Closing Date and immediately following the making of each Loan, if any, made on the Closing Date and after giving effect to the application of the proceeds of such Loans, (a) the sum of the liabilities (including contingent liabilities) of the Parent and its subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Parent and its subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of the Parent and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Parent and its subsidiaries as they become absolute and matured; (c) the capital of the Parent and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Closing Date; (d) the Parent and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise); and (e) the Parent and its subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. The Borrower does not intend to, or to permit any of its Subsidiaries, to, and does not believe that it or any of its Subsidiaries, will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary, and the timing of the amounts of cash to be payable on or in respect of its Funded Indebtedness or the indebtedness of any such Subsidiary.

5.18 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

5.19 Insurance. As of the Closing Date, all premiums in respect of insurance maintained by or on behalf of the Loan Parties and their Subsidiaries that are due and payable have been paid. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

5.20 Security Interest in Collateral. The provisions of the Collateral Documents are or when executed and delivered, will be, effective to create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and (a) when financing statements and other filings in appropriate form are filed in the offices specified in the Guaranty and Collateral

Agreement and (b) upon the taking of possession or control by the Administrative Agent of the Collateral described therein with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Guaranty and Collateral Agreement), such Liens constitute perfected and continuing Liens on the Collateral (other than such Collateral in which a Lien or a security interest cannot be perfected by filing, possession or control under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties having priority over all other Liens other than (a) Permitted Liens to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

ARTICLE VI

COVENANTS

So long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

6.1 Financial Reporting; Projections.

(a) The Parent and Borrower will maintain, for themselves and for each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i) within 90 days after the close of each of the Parent’s fiscal years, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, an unqualified audit report certified by an independent certified public accounting firm of national standing, prepared in accordance with GAAP on a consolidated basis for the Parent and its consolidated subsidiaries, including balance sheets as of the end of such period, related profit and loss statement, statement of changes in shareholders equity and statement of cash flows (but excluding any work papers relating thereto), accompanied by a certificate of said accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Parent and its Subsidiaries failed to comply with the terms, covenants, provisions or conditions of Articles V, VI or VII of this Agreement insofar as they relate to accounting matters;

(ii) within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Parent, or earlier if required pursuant to the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date thereof, commencing with the fiscal quarter ending September 30, 2017, consolidated unaudited balance sheets of the Parent and its consolidated subsidiaries as at the close of each fiscal quarter and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Chief Financial Officer of the Parent;

(iii) simultaneously with the furnishing of the financial statements required under Sections 6.1(a)(i) and (ii), a Compliance Certificate (i) certifying, in the case of the financial statements delivered under Section 6.1(a)(ii), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.17, if applicable, and (iv)

unless disclosed in the financial statements accompanying such certificate, stating whether any change in GAAP or in the application thereof that impacts such financial statements has occurred since the date of the audited financial statements referred to in Section 5.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv) within 60 days after the close of each of the Parent’s fiscal years, a copy of the consolidated budget (including a projected consolidated balance sheet, income statement and cash flow statement) of the Parent and its consolidated subsidiaries on a quarterly basis of such fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(v) as soon as available but in any event (A) if a Monthly Reporting Period and Weekly Reporting Period are not in effect, within 30 days after the end of each fiscal quarter, (B) during a Monthly Reporting Period, within 30 days of the end of each calendar month and (C) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, a Borrowing Base Certificate;

(vi) as soon as available but in any event (A) if a Monthly Reporting Period and Weekly Reporting Period are not in effect, within 30 days after the end of each fiscal quarter, (B) during a Monthly Reporting Period, within 30 days of the end of each calendar month and (C) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(A) a detailed aging of the Borrowing Base Parties’ Accounts, prepared in a manner reasonably acceptable to the Administrative Agent;

(B) a schedule detailing the Borrowing Base Parties’ Inventory and Premium Rental Drill Pipe, in form satisfactory to the Administrative Agent; and

(C) a worksheet of calculations prepared by the Borrower to determine Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe, such worksheets detailing the Accounts, Inventory and Premium Rental Drill Pipe excluded from Eligible Accounts, Eligible Unbilled Accounts, Eligible Inventory and Eligible Premium Rental Drill Pipe and the reason for such exclusion;

(vii) as soon as available but in any event (A) if a Monthly Reporting Period and Weekly Reporting Period are not in effect, within 30 days after the end of each fiscal quarter, (B) during a Monthly Reporting Period, within 30 days of the end of each calendar month and (C) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the period then ended, an aggregate schedule of the Borrowing Base Parties’ accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(viii) upon the Administrative Agent’s request (x) during a Monthly Reporting Period, within 30 days of the end of each calendar month and (y) during a Weekly Reporting Period, within 3 Business Days of the end of each calendar week, as applicable, as of the last Business Day of the applicable period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(A) copies of invoices issued by the Borrowing Base Parties in connection with any Accounts included in the Borrowing Base;

(B) copies of invoices in connection with any Inventory or Premium Rental Drill Pipe included in the Borrowing Base; and

(C) an updated customer list for the Borrowing Base Parties, which list shall state the customer’s name and contact information;

(ix) as soon as possible and in any event within 10 days after receipt by the Parent or Borrower, a copy of any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent, Borrower or any of Borrower’s Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect; and

(x) such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Reports and financial statements required to be delivered by the Parent and the Borrower pursuant to Sections 6.1(a)(i) and (a)(ii) shall be deemed to have been delivered on the date on which the Parent posts such reports, or reports containing such financial statements, on its website on the Internet at www.superiorenergy.com, at www.sec.gov or at such other website identified by the Parent in a notice to the Administrative Agent and that is accessible by the Lenders without charge; provided that the Parent shall deliver paper copies of such information to any Lender promptly upon request of such Lender through the Administrative Agent and provided further that the Lenders shall be deemed to have received the information specified in Sections 6.1(a)(i) and (a)(ii) on the date (x) the information is posted on a website identified from time to time by the Administrative Agent to the Lenders and the Parent and such website is accessible by the Lenders without charge, and (y) such posting is notified to the Lenders (it being understood that the Parent shall have satisfied the timing obligations imposed by those clauses as of the date such information is delivered to the Administrative Agent).

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to use the proceeds of the Loans made on the Closing Date (i) to refinance the Existing Credit Agreement and (ii) and to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Loans made after the Closing Date to finance the working capital needs and general corporate purposes of the Borrower and its subsidiaries. The Borrower will not request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.3 Notices of Material Events. The Parent and the Borrower will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Event of Default or Default and of any other development (financial or otherwise) that results, or could reasonably be expected to result, in a Material Adverse Effect, in each case, of which any member of executive management has actual knowledge;

(b) the occurrence of any casualty or other insured damage to any assets of a Borrowing Base Party or the commencement of any action or proceeding for the taking of any material assets of a Borrowing Base Party or interest therein under power of eminent domain or by condemnation or similar proceeding which would reasonably be expected to result in a Prepayment Event;

(c) to the extent any such matter has resulted or would reasonably be expected to result in a Material Adverse Effect, receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary; and

(d) upon any Authorized Officer’s knowledge thereof, any Lien (other than Permitted Liens) or claim made or asserted against any of the Collateral.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4 Conduct of Business. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, carry on and conduct its business in substantially the same manner and in the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Parent will continue to be the sole member of the Borrower, and the Borrower shall continue to be the sole Subsidiary of the Parent.

6.5 Taxes. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, timely file complete and to the best of the Parent’s and the Borrower’s knowledge, correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, taking into account any extensions relating thereto, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.6 Insurance. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on a material portion of their Property in such amounts and covering such risks as is consistent with sound business practice, or as otherwise provided in the Collateral Documents, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. The loss payable clauses or provisions in the applicable insurance policy or policies insuring any of the Collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as a “loss payee” and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds”. To the extent that the insurer will agree to do so, such policies shall also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent and at least 10 days prior notice of any non-payment of any insurance premium.

6.7 Compliance with Laws; Environmental and ERISA Matters; Compliance with Material Contractual Obligations.

(a) The Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its Property may be subject including, without limitation, Regulations U, T, and X of the Board of Governors of the Federal Reserve System, and also including, without limitation, ERISA and Environmental Laws.

(b) The Parent and Borrower will furnish to the Lenders, promptly following receipt thereof, copies of any documents described in Section 101(f), (j), (k), and (l) of ERISA that any Loan Party or any ERISA Affiliate may request and/or receive with respect to any Plan; provided, that if the Loan Parties or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan, then, upon reasonable request of the Lenders, the Loan Parties and/or their ERISA Affiliates shall promptly make such request and the Borrower shall provide copies of such documents and notices to the Lenders promptly after receipt thereof.

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) The Parent and the Borrower will, and will cause each of the Parent’s Subsidiaries to, perform in all material respects their respective obligations under material agreements to which each such entity is a party.

6.8 Maintenance of Properties. The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, do all things reasonably necessary to maintain, preserve, protect and keep its Property material to its business in good repair, working order and condition in light of the uses for such Property, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Books and Records; Field Examinations and Appraisals.

(a) The Parent and the Borrower will, and will cause each of the Borrower’s Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all material financial transactions and (ii) permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its Properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s Properties, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours upon reasonable advance notice to the Borrower, all at the reasonable and documented expense of the Borrower; provided, that the Administrative Agent has the right to conduct only one (1) field examination during any 12-month period and one (1) additional field examination (for the total of two (2) such field examinations during any 12-month period) conducted at any time after Availability falls below the greater of (i) $50,000,000 and (ii) 20% of the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base; provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent may conduct up to four (4) field examinations during any 12-month period.

(b) The Parent and the Borrower will, and will cause each of the Borrowing Base Parties to, provide the Administrative Agent with appraisals or updates thereof of their Inventory and Premium Rental Drill Pipe from an appraiser reasonably satisfactory the Administrative Agent, and prepared on a basis reasonably satisfactory to the Administrative Agent; provided, that the Administrative Agent may only request one (1) Inventory and Premium Rental Drill Pipe appraisal during any 12-month period and one (1) additional Inventory and Premium Rental Drill Pipe appraisal (for the total of two (2)

such Inventory and Premium Rental Drill Pipe appraisals during any 12-month period) conducted at any time after Availability falls below the greater of (i) $50,000,000 and (ii) 20% of the lesser of (A) the Aggregate Commitment and (B) the Borrowing Base; provided, further, if an Event of Default has occurred and is continuing, the Administrative Agent may request up to four (4) Inventory and Premium Rental Drill Pipe appraisals during any 12-month period.

6.10 Restricted Payments.

(a) The Parent will not permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

(b) The Parent will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so unless on the date of declaration, the Restricted Payment Conditions have been satisfied, except the Parent may make (i) non-cash Restricted Payments, at any time pursuant to and in accordance with stock incentive plans or incentive award plans for it and its Subsidiaries’ respective directors, management or employees, (ii) cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount since the Closing Date not to exceed the sum of (A) the principal amount of such Convertible Indebtedness plus (B) any payments received by Parent or any of its subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction and (iii) (A) any payments in connection with a Permitted Bond Hedge Transaction and (B) the settlement of any related Permitted Warrant Transaction (x) by delivery of shares of the Parent’s common stock upon settlement thereof or (y) by (1) set-off against the related Permitted Bond Hedge Transaction or (2) payment of an early termination amount thereof in common stock upon any early termination thereof.

6.11 Funded Indebtedness; Rate Management Transactions.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur or suffer to exist any Funded Indebtedness or Rate Management Transaction, except:

(i) The Loans and the Letters of Credit.

(ii) Rate Management Transactions (A) related to the Loans or any other Funded Indebtedness permitted pursuant to this Section 6.11 or (B) entered into in the ordinary course of business to hedge or mitigate risk to which the Borrower or any Subsidiary has actual exposure, including without limitation, oil and gas production, foreign exchange transactions, sales and related activities.

(iii) Funded Indebtedness of the Borrower owed to the Parent or one or more of its Subsidiaries or Funded Indebtedness of one or more of its Subsidiaries owed to the Parent or the Borrower or Funded Indebtedness of one or more of the Subsidiaries owed to one or more of the other Subsidiaries.

(iv) Funded Indebtedness pursuant to the Senior Notes.

(v) Other secured Funded Indebtedness and Rate Management Transactions not exceeding $25,000,000 in the aggregate principal amount outstanding at any time.

(vi) Other unsecured Funded Indebtedness not exceeding $150,000,000 in the aggregate principal amount outstanding at any time.

(vii) Any Permitted Refinancing Debt in respect of any Funded Indebtedness described in the foregoing Section 6.11(a)(i) through (vi).

(b) The Parent will not create, incur or suffer to exist any Funded Indebtedness, except Funded Indebtedness owed to the Borrower or a Subsidiary and Guarantee Obligations in respect of:

(i) The Loans and the Letters of Credit.

(ii) The Borrower’s Obligations arising under Rate Management Transactions.

(iii) Any other Funded Indebtedness or Rate Management Transactions of the Borrower or its Subsidiaries permitted by Section 6.11(a).

(c) The Borrower will not, and will not permit any Subsidiary to, issue any Preferred Equity Interests unless such Equity Interests are issued to the Parent, in the case of the Borrower, or to another Wholly-Owned Subsidiary of the Borrower.

6.12 Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary, and the Borrower or a Subsidiary may merge with another Person to effect an Acquisition permitted by Section 6.18, provided that if the Borrower is a party to such merger, the Borrower will be the surviving entity. The Parent will not merge or consolidate with or into any other Person.

6.13 Sale of Assets.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of its Property to any other Person, except:

(i) Sales of inventory, used or surplus equipment and Investments in the ordinary course of business; provided, that 100% of the consideration received in respect of sales of Property included in the Borrowing Base shall be cash.

(ii) Leases of its Property in the ordinary course of business.

(iii) Sales, transfers or other dispositions of Property that, together with all other Property of the Borrower and its Subsidiaries previously sold, transferred or disposed of not otherwise permitted by this Section 6.13(a) during the twelve-month period ending with the month in which any such sale, transfer or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries, taken as a whole; provided, that 100% of the consideration received in respect of sales of Property included in the Borrowing Base shall be cash.

(iv) Transfers of Property among the Borrower and its Subsidiaries; provided such transfer constitutes a Permitted Investment or if such transfer is not an Investment, if it was treated as an Investment, would constitute a Permitted Investment.

(v) A sale of assets which are promptly replaced thereafter by assets of a similar type and value, or otherwise useful in the business of the Borrower or one of the Subsidiaries.

(vi) Dispositions of Equity Interests of H. B. Rentals, L.C., any Subsidiary Guarantor that is part of the Borrower’s fluids division and Production Management Industries, L.L.C.

(vii) The settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction.

(b) The Parent will not lease, sell, transfer or otherwise dispose of any of its membership interest in the Borrower to any other Person.

6.14 Liens.

(a) The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, maritime, and oil and gas well liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii) Inchoate and contractual Liens arising in the ordinary course of the oil and gas business under joint operating agreements, leases, farm outs, division orders and similar agreements.

(iv) Liens arising out of pledges or deposits (A) under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; and (B) under bids, tenders and performance agreements.

(v) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(vi) Liens in favor of the Administrative Agent to secure the Secured Obligations granted pursuant to any Collateral Document.

(vii) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Administrative Agent.

(viii) Liens securing Funded Indebtedness of the Borrower and its Subsidiaries in connection with any refinancing permitted under Section 6.11(a)(v) to the extent that the Funded Indebtedness being refinanced was secured by the same Liens and does not trigger the equal and ratable provisions of the Senior Notes.

(ix) Liens securing Capital Lease Obligations, purchase money obligations, Funded Indebtedness and Rate Management Transactions or other Liens on assets of the Borrower or its Subsidiaries having an aggregate value not exceeding $25,000,000.

(x) Financing statement filings in respect of operating leases intended by the parties to be true leases.

(xi) Liens of a collecting bank arising in the ordinary course of business under Section 4 208 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon.

(b) The Parent will not create, incur, or suffer to exist any Lien in, of or on the Property of the Parent, except for the following:

(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(ii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iii) Liens in favor of the Administrative Agent to secure the Secured Obligations granted pursuant to any Collateral Document.

(iv) Attachment, judgment and other similar, non-tax Liens in connection with court proceedings, but only if and for so long as the execution or other enforcement of such Liens is and continues to be effectively stayed and bonded on appeal in a manner reasonably satisfactory to Lenders for the full amount of such Liens, the validity and amount of the claims secured thereby are being actively contested in good faith and by appropriate lawful proceedings, such Liens do not, in the aggregate, materially detract from the value of the Property of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s or any of its Subsidiaries’ business and such Liens are and remain junior in priority to the Liens in favor of the Administrative Agent.

(v) Liens securing Capitalized Lease Obligations or purchase money obligations; provided that such Liens only attach to the property (a) acquired with the proceeds of such indebtedness or (b) which is the subject of such Capitalized Lease Obligations.

(vi) Financing statement filings in respect of operating leases intended by the parties to be true leases.

6.15 Fiscal Year . No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year from the basis in effect on the Closing Date.

6.16 Transactions with Affiliates. The Borrower and the Parent will not, and will not permit any of the Borrower’s Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, the Parent or such Subsidiary than the Borrower, the Parent or such Subsidiary would obtain in a comparable arms height and length transaction; and (b) transactions between or among the Borrower and/or the Parent and/or any Wholly-Owned Subsidiary of the Borrower and/or the Parent.

6.17 Financial Covenant. If (a) an Event of Default has occurred and is continuing or (b) Availability on any date is less than the greater of (i) $37,500,000 and (ii) 15% of the lesser of the Aggregate Commitment and the Borrowing Base, then the Parent shall not permit the Fixed Charge Coverage Ratio, as of the end the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1, to be less than 1.0 to 1.0.

Once triggered, the foregoing covenant shall remain in effect at all times thereafter until (x) with respect to any period triggered under the foregoing clause (a), such Event of Default has been cured or waived in accordance with the Loan Documents or (y) with respect to any period triggered under the foregoing clause (b), Availability remains in excess of the threshold set forth therein for 30 consecutive days.

6.18 Investments. Except for Permitted Investments, the Parent will not, and will not permit the Borrower or any of its Subsidiaries to, make any Investments in any Person who is not a Wholly-Owned Subsidiary; provided that the Borrower may, directly or through any Wholly-Owned Subsidiary, consummate an Acquisition if (a) the Acquisition Conditions have been met and (b) the Borrower and the affected Subsidiaries shall comply with the provisions of Section 2.18(d). The Parent will not directly make any Acquisition of any Person.

6.19 Optional Payments and Modifications of Certain Debt Instruments. The Parent and the Borrower will not, and will not permit any of its Subsidiaries to, (a) make or offer to make any Junior Debt Repayment unless the Restricted Payment Conditions have been met as of the date of such Junior Debt Repayment (or if an offer is made in respect of a Junior Debt Repayment, as of the date of such offer); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes if the effect of such amendment, modification, waiver or other change would be to (i) shorten the scheduled maturity date of the Senior Notes or such other indebtedness, (ii) increase the frequency or amount of any amortization payment thereunder, (iii) impose a financial maintenance covenant, (iv) reduce the maximum principal amount of Obligations permitted to be secured under the indentures governing the Senior Notes without triggering the equal and ratable provisions thereof or (v) impose any other restriction or event of default which is not also being offered to the Lenders concurrently.

6.20 Negative Pledge Agreements. The Parent and the Borrower will not, and will not permit any Loan Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person to create, incur or permit to exist any Lien upon any of its Property, or (b) the ability of such Person to make Restricted Payments with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee indebtedness of the Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any requirement of law or by any Loan Document or the Senior Note Indentures, (ii) restrictions and conditions existing on the Closing Date identified on Schedule 6.20 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such indebtedness, (v) customary provisions in leases and other contracts restricting the assignment thereof, (vi) limitations set forth in any agreement in effect at the time any Subsidiary becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary and any renewal or permitted amendment thereof, (vii) customary provisions in joint venture agreements or other similar agreements applicable to joint ventures and applicable solely to such joint venture or (viii) customary provisions restricting assignment, transfer or sub-letting of any agreement.

ARTICLE VII

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any of Borrower’s Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made or deemed made.

7.2 (a) The Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.2(a)) payable under this Agreement or any other Loan Document, or any Loan Party shall fail to pay any Rate Management Obligations or Specified Cash Management Obligations to any Lender or affiliate thereof, in each case when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days.

7.3 The breach by the Parent or Borrower of any of the terms or provisions of Sections 6.3(a), 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.18 or 6.19.

7.4 Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.18(e) and (f), 6.1, 6.3 (other than Section 6.3(a)), 6.4, 6.6, 6.8 or 6.9 and such failure shall continue unremedied for a period of 5 Business Days after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent.

7.5 Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of 30 days after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent.

7.6 Failure of the Parent, the Borrower or any of the Borrower’s Subsidiaries to pay when due any Funded Indebtedness, Rate Management Obligations or Specified Cash Management Obligations to any Person (other than the Lenders) aggregating in excess of $20,000,000 (“Material Indebtedness”); or the default by the Parent, the Borrower or any of the Borrower’s Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent, the Borrower or any of Borrower’s Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7 The Parent, the Borrower or any of Borrower’s Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.7 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.8.

7.8 Without the application, approval or consent of the Parent, the Borrower or any of Borrower’s Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Borrower or any of Borrower’s Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.7(d) shall be instituted against the Parent, the Borrower or any of Borrower’s Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.9 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent, the Borrower and Borrower’s Subsidiaries which, when taken together with all other Property of the Parent, the Borrower and Borrower’s Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.10 The Parent, the Borrower or any of Borrower’s Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $20,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.11 Any Change in Control shall occur.

7.12 Any Collateral Document shall, as a result of any action or inaction taken by any Loan Party, fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby having a net book value in excess of $5,000,000 which failure continues unremedied for a period of 10 Business Days, except as permitted by the terms of this Agreement or any Collateral Document, or any Loan Document shall fail, as a result of any action or, after the earlier of any Authorized Officer’s knowledge of such breach or notice thereof from the Administrative Agent, inaction taken by any Loan Party, to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document.

7.13(a) The occurrence of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: a Reportable Event with respect to any Plan; the withdrawal by the Borrower or any ERISA Affiliate from any Plan; the insolvency or termination of any Plan; any Plan becoming in at risk, endangered, or critical status (within the meaning of Sections 303 or 305 of ERISA); the failure to pay when due (after expiration of any applicable grace period) any installment with respect to liability imposed in connection with a withdrawal under Section 4201 of ERISA.

(b) The Parent or the Borrower becomes an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

7.14 Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

ARTICLE VIII

ACCELERATION AND REMEDIES

8.1 Acceleration. If any Event of Default described in Section 7.7 or 7.8 occurs with respect to the Parent or the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations (including, but not limited to, the cash collateral for the L/C Exposure, together with the accrued interest thereon and all fees) shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. If any other Event of Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations (including, but not limited to, the cash collateral for the L/C Exposure, together with the accrued interest thereon and all fees) to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.2 Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right or power under the Loan Documents shall impair such right or power or be construed to be a waiver thereof, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right or power shall not preclude other or further exercise thereof or the exercise of any other right or power, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.11, and then only to the extent in such writing specifically set forth. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder or contained in any other Loan Document or by law afforded shall be cumulative, and not exclusive of any rights that they would otherwise have, and all shall be available to the Administrative Agent, the Issuing Lender and the Lenders until the Obligations have been paid in full.

8.3 Application of Proceeds. Except as otherwise provided in Section 2.19, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied ratably:

(a) first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Lender from the Borrower (other than in connection with Specified Cash Management Obligations or Rate Management Obligations);

(b) second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Specified Cash Management Obligations or Rate Management Obligations);

(c) third, to pay principal and interest due in respect of the Protective Advances;

(d) fourth, to prepay principal and interest on the Loans (other than the Protective Advances) and unreimbursed L/C Disbursements, ratably;

(e) fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate L/C Exposure, to be held as cash collateral for such Obligations;

(f) sixth, to pay any amounts owing in respect of Specified Cash Management Obligations and Rate Management Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to this Section 8.3; and

(g) seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower or any other Loan Party.

Notwithstanding the foregoing, (x) amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party and (y) Secured Obligations arising under Specified Cash Management Obligations and Rate Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Lender or Affiliate thereof (other than JPMCB or any of its Affiliates), as the case may be. Each Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Aggregate Commitment has not expired or terminated. The provisions of Sections 3.1, 3.3, 3.4, 9.6 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Aggregate Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. This Agreement and the other Loan Documents represent the entire agreement of the Parent, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as an agent). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.7 to the extent specifically set forth therein and each such Arranger shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6 Expenses; Indemnification.

(a) The Loan Parties shall, jointly and severally, reimburse the Administrative Agent and the Arrangers for any reasonable costs and out of pocket expenses (including attorneys’ fees and charges of one primary counsel for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated). The Loan Parties also agree, jointly and severally, to reimburse the Administrative Agent, the Arrangers, the Lenders and any Issuing Lender for any costs and out of pocket expenses (including attorneys’ fees and charges of attorneys for the Administrative Agent, the Arrangers, the Lenders and any Issuing Lender, which attorneys may be employees of the Administrative Agent, the Arrangers, the Lenders or any Issuing Lender) paid or incurred by the Administrative Agent, the Arrangers, any Lender or any Issuing Lender in connection with the protection, collection or enforcement of the rights of any of the foregoing in connection with the Loan Documents, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan Documents. Without limitation of the foregoing, the Loan Parties shall reimburse the Administrative Agent for the fees, costs and expenses incurred in connection with (i) any field exams, audits, appraisals or other reviews permitted under Section 6.9 to the extent provided therein or (ii) collecting checks and other items of payment while a Cash Dominion Trigger Period is in effect.

(b) The Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, any Issuing Lender, each Lender, their respective affiliates, and each of their directors, officers and employees (each, an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, any Lender, any Issuing Lender or any affiliate of any of the foregoing is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents and any such other documents contemplated thereby, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, or the transactions contemplated hereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, the Borrower or any of the Parent’s Subsidiaries or any of the Properties of the Parent, the Borrower or any of the Parent’s Subsidiaries and the reasonable fees and expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an Indemnitee), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole, in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document except to the extent that they are determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of the party seeking indemnification, (ii) any material breach of the express obligations of such indemnified person under this Agreement pursuant to a claim initiated by the Parent, the Borrower or any of the Borrower’s Subsidiaries or (iii) any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Parent or any of its Subsidiaries), other than claims against any Person in its capacity as, or in fulfilling its role as, Arranger, Administrative Agent or Syndication Agent. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(c) To the extent that any Loan Party fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or the Issuing Lender (or any Indemnitee of any of the foregoing) under Section 9.6(a) or (b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Lender (or any Indemnitee of any of the foregoing), as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any such payment by the Lenders shall not relieve any Loan Party of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Lender in its capacity as such.

(d) To the extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) no party hereto shall assert, and each party hereto hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

9.7 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). It is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9 Acknowledgements. Each of the Parent and the Borrower hereby acknowledges that: (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Parent or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Parent and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Parent, the Borrower and the Lenders.

9.10 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such information (a) to the Administrative Agent, any Issuing Lender any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 9.10, to any actual or prospective Transferee or any direct or indirect counterparty to any Rate Management Obligation, Specified Cash Management Obligation or other swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who need to know such information, (d) upon the request or demand of any governmental authority or quasi-governmental authority, (e) in response to any order of any court or other governmental authority or quasi-governmental authority or as may otherwise be required pursuant to any requirement of law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from a Loan Party relating to the Loan Parties, any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by a Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that in the case of information received from a Loan

Party after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.11 Amendments and Waivers. Subject to Section 3.2(c), none of this Agreement, any other Loan Document, or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.11. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.11 without the written consent of such Lender; (iii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of all Lenders; (iv) release all or any portion of the Collateral, or agree to subordinate any Lien in such Collateral to any other creditor, or release any Subsidiary Guarantor from its guaranty, in each case without the written consent of all Lenders; provided, however, that without the consent of any Lender, the Administrative Agent may release any Collateral or Guarantor in order to give effect to, or otherwise in connection with, any sale, transfer or other disposition of such Collateral or Guarantor permitted by this Agreement; (v) amend, modify or waive any provision of Section 2.11, Section 8.3 or Section 11.2 or any other provision with respect to the application of payments without the written consent of all of the Lenders; (vi) reduce the percentage specified in the definition of “Required Lenders” or amend the definition of “Pro Rata Share” without the written consent of all Lenders; (vii) amend, modify or waive any provision of Article X or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (viii) amend, modify or waive any provision of Section 2.2 without the written consent of all of the Issuing Lenders; (ix) amend the definition of “Borrowing Base” or any of its component definitions without the written consent of all of the Lenders; or (x) amend the definition of “Availability Blocker” or increase the aggregate principal amount of Protective Advances permitted to be outstanding at any time without the written consent of all of the Lenders; provided, further, however that with the consent of Required Lenders, this Agreement may be amended in order to provide that Loans be advanced to the Borrower in one or more foreign currencies. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

9.12 The PATRIOT Act. Each Lender hereby notifies the Parent, Borrower and Subsidiaries that pursuant to the requirements of the Uniting and Strengthening by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of P.L. No. 107-56) (known as the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Parent, Borrower and Subsidiaries, which information includes the name and address of the Parent, Borrower and Subsidiaries and other information that will allow such Lender to identify the Parent, Borrower and Subsidiaries in accordance with the PATRIOT Act.

9.13 Effect and Mechanics of Amendment and Restatement; Exiting Lender. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence the termination of any such obligations and liabilities. It is the intent of the parties hereto that this Agreement amends and restates in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrower outstanding thereunder. Concurrently with the occurrence of the Closing Date:

(a) the Borrower shall pay all accrued and unpaid interest, commitment fees, break funding fees and all other fees that are outstanding under the Existing Credit Agreement for the account of each Existing Lender;

(b) subject to their reallocation among the Lenders in accordance with Schedule 1, all loans, participations and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on the Closing Date shall continue to constitute Loans and other indebtedness, obligations and liabilities under this Agreement, the “Commitments” (as defined in the Existing Credit Agreement, hereafter referred to as the “Existing Commitments”) outstanding under the Existing Credit Agreement shall be continued under this Agreement and not novated and any Existing Letters of Credit shall be deemed issued under this Agreement.

(c) This Agreement, each of the other Loan Documents and all other ancillary documents executed in connection herewith and therewith shall amend, restate, supersede and replace in their entirety the Existing Credit Agreement, each other “Loan Document” (as defined in the Existing Credit Agreement) and all ancillary documents executed in connection therewith and all such superseded agreements and ancillary documents shall be of no further force and effect.

(d) The “Administrative Agent” (as defined in the Existing Credit Agreement, hereafter referred to as the “Existing Administrative Agent”) hereby assigns, transfers and conveys to the Administrative Agent, without recourse or warranty, in its capacity as the holder or beneficiary of the Collateral under or pursuant to the Loan Documents, all Liens granted to the Existing Administrative Agent, for the ratable benefit of the Existing Administrative Agent and the Persons who have Secured Obligations owing to them.

(e) The “Lenders” (as defined in the Existing Credit Agreement, hereafter referred to as the “Existing Lenders”) authorize and direct the Existing Administrative Agent and the Existing Administrative Agent agrees, at the cost of the Borrower, to deliver to the Administrative Agent all possessory collateral and all other documentation relating to the Existing Credit Agreement as may reasonably be requested by the Administrative Agent to effectuate the transactions contemplated by this Agreement (including with respect to transfer of Collateral).

(f) The parties hereto and each Subsidiary Guarantor acknowledge and agree that the Liens and security interests created by the “Collateral Documents” (as defined in the Existing Credit Agreement) are carried forward and evidenced by the Collateral Documents (including the Guaranty and Collateral Agreement) and have not been released or impaired in any way.

(g) Each Lender shall be deemed to have (i) purchased its pro rata share of the Existing Commitment of the Bank of Nova Scotia (the “Exiting Lender”) and the Existing Commitments of each other Existing Lender under the Existing Credit Agreement and/or (ii) increased its Existing Commitment in a manner determined by the Administrative Agent so that, after giving effect to the foregoing, the Commitment of each Lender shall be as set forth on Schedule 1. The assignments and assumptions by the Existing Lenders necessary to effectuate the foregoing are hereby consummated in accordance with the terms and provisions of this Section 9.13, Section 12.2 of the Existing Credit Agreement and the Form of Assignment and Assumption attached as Exhibit B to the Existing Credit Agreement. Each party hereto is deemed to have executed such an Assignment and Assumption and hereby agrees to execute such other documentation necessary to give effect to the foregoing if requested by the Administrative Agent. Each party hereto hereby waives any requirements for notice and consent required to give effect to such assignments and assumptions and the $3,500 fee required under Section 12.2(b)(ii)(B) of the Existing Credit Agreement is hereby waived. The Borrower hereby agrees to compensate each Existing Lender for any and all losses, costs and expenses incurred by such Existing Lender in connection with the sale and assignment of any Eurodollar Advances and the reallocation of Existing Commitments contemplated in this Section 9.13, in each case on the terms and in the manner set forth in Section 3.3 of the Existing Credit Agreement. The Existing Lenders hereby waive any requirement for notice under Section 2.4 and Section 2.6 of the Existing Credit Agreement to the extent that such notice relates to commitment reductions and voluntary prepayments under Section 2.4 and Section 2.6 of the Existing Credit Agreement.

(h) All participations and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement immediately prior to the Closing Date shall continue to constitute participations, and other indebtedness, obligations and liabilities under this Agreement.

(i) The parties hereto and each Subsidiary Guarantor, by virtue of its acceptance of the benefits inuring to it hereunder, releases, waives and discharges any claims or causes of action which it may have against the Existing Administrative Agent, the other agents under the Existing Credit Agreement, the Existing Lenders, the “Swing Line Lender” (as defined in the Existing Credit Agreement, heretofore referred to as the “Existing Swing Line Lender”), the “Issuing Lenders” (as defined in the Existing Credit Agreement, heretofore referred to as the “Existing Issuing Lenders”), and any other holder of the “Obligations” (as defined in the Existing Credit Agreement) arising under the Existing Credit Agreement or any of the other “Loan Documents” (as defined in the Existing Credit Agreement) or relating to their performance thereunder.

(j) The obligations of the Exiting Lender under the Existing Credit Agreement are terminated and the Exiting Lender is released of its Existing Commitment.

(k) The Administrative Agent shall request that each Existing Lender deliver to the Borrower as soon as practicable after the Closing Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or an affidavit that such note has been lost and (in any event) has been canceled.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in fact selected by it with reasonable care.

10.3 Exculpatory Provisions. None of the Administrative Agent, the Syndication Agents or any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Syndication Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent and the Syndication Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Parent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent and the Syndication Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent or any Syndication Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Syndication Agent to any Lender. Each Lender represents to the Administrative Agent and the Syndication Agents that it has, independently and without reliance upon the Administrative Agent, any Syndication Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Syndication Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, each Syndication Agent, each Arranger, each Issuing Lender and each of their respective officers, directors, employees, affiliates, agents, advisors and Controlling Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Parent or the Borrower and without limiting the obligation of the Parent or the Borrower to do so), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Pro Rata Share immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

10.8 Rights as a Lender. The Administrative Agent, each Syndication Agent, each Arranger and each of their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Administrative Agent, Syndication Agent or Arranger were not an agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent, each Syndication Agent and each Arranger shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, Syndication Agent or Arranger, as applicable, and the terms “Lender” and “Lenders” shall include the Administrative Agent, each Syndication Agent and each Arranger in its individual capacity.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.2, Section 7.7 or Section 7.8 with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article X and of Section 9.6 shall continue to inure to its benefit.

10.10 Arrangers and Syndication Agent. None of the Arrangers or the Syndication Agents shall have any duties or responsibilities hereunder in their capacities as such.

10.11 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.11) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.11 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Borrower, the Administrative Agent, and each Lender hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies under any of the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof.

(d) The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Administrative Agent, Lender or Issuing Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.7 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral, (b) each of the Administrative Agent and Lenders shall be entitled to act without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1 Setoff.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 12.1), or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7.7, Section 7.8, or otherwise), in a greater proportion than any such payment to or Collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such Collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2 or 3.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives Collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such Collateral ratably in proportion to their respective Pro Rata Share, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be set off is to be applied to permitted Funded Indebtedness of the Borrower to a Lender other than Obligations under this Agreement, such amount shall be applied ratably to such other Funded Indebtedness and to the Obligations.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Article XII.

12.2 Permitted Assignments and Participations.

(a) (i) Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.2, Section 7.7 or Section 7.8 has occurred and is continuing, any Person; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to an existing Lender, an affiliate of an existing Lender or an Approved Fund; and

(C) each Issuing Lender, in the case of any assignment of any Lender’s Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent;

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(D) no such assignment shall be made to (1) the Parent or any of the Parent’s Subsidiaries or Affiliates, (2) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (3) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person); and

(E) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 12.2, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to Section 12.2(a)(iv), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 9.6) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2(b).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.2(a) and any written consent to such assignment required by Section 12.2(a), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) (i) Any Lender may, without the consent of the Borrower or the Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Parent or any of the Parent’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.07 with respect to any payments made by such Lender to its Participant(s). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 8.2 and (2) directly affects such Participant. Subject to Section 12.2(b)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.1, 3.2 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.2(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Sections 11.1 and 11.2 as though it were a Lender, provided such Participant shall be subject to Section 11.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.4 unless such Participant complies with Section 3.4(e) as if it were a Lender.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 12.2(c).

(e) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.2(a). Each of the Parent, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

12.3 Dissemination of Information. The Borrower authorizes each Lender to disclose to any Assignee, any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent, Borrower and Borrower’s Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.10 of this Agreement.

12.4 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.4.

ARTICLE XIII

NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.13 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of any Loan Party, at 1001 Louisiana Street, Suite 2900, Houston, Texas 77002, Facsimile: (713) 654-2205 (Attention: General Counsel), (b) in the case of the Administrative Agent or any Lender, at its address or facsimile number set forth on an Administrative Questionnaire or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.2 Change of Address. Any party may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

14.1 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Parent, the Borrower, the Administrative Agent and the Lenders and each party has delivered its signature page to the Administrative Agent by facsimile transmission or pdf.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

15.2 SUBMISSION TO JURISDICTION; WAIVERS. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it, as the case may be pursuant to Section 13.1 or at such other address of which the other parties shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

15.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

ARTICLE XVI

ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN

16.1 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the Parent, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:	SESI, L.L.C.

	By:	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

THE PARENT:	SUPERIOR ENERGY SERVICES, INC.

	By:	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

ADMINISTRATIVE AGENT, ISSUING LENDER AND LENDER:	JPMORGAN CHASE BANK, N.A.
	By:	/s/ Andrew Ray
	Name:	Andrew Ray
	Title:	Authorized Officer

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ Cheri MacDonald
	Name:	Cheri MacDonald
	Title:	Managing Director

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

ISSUING LENDER AND LENDER:	BANK OF AMERICA, N.A.

	By:	/s/ Susan Freed
	Name:	Susan Freed
	Title:	Senior Vice President

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

ISSUING LENDER AND LENDER:	CITIBANK, N.A.

	By:	/s/ Brendan Mackay
	Name:	Brendan Mackay
	Title:	Vice President and Director

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION

	By:	/s/ Edward Behnen
	Name:	Edward Behnen
	Title:	Director

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

LENDER:	WHITNEY BANK

	By:	/s/ Hollie L. Ericksen
	Name:	Hollie L. Ericksen
	Title:	Sr. Vice President

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

LENDER:	ROYAL BANK OF CANADA

	By:	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

EXITING LENDER:	THE BANK OF NOVA SCOTIA

	By:	/s/ Mark Sparrow
	Name:	Mark Sparrow
	Title:	Director

Signature Page

SESI, L.L.C. – Fifth Amended and Restated Credit Agreement

SCHEDULE 1

COMMITMENT AMOUNTS OF THE LENDERS

Name of Lender	Commitments	Total Pro Rata Share
JPMorgan Chase Bank, N.A.	$72,000,000.00	24.000000000%
Wells Fargo Bank, National Association	$60,000,000.00	20.000000000%
Bank of America, N.A.	$40,000,000.00	13.333333333%
Citibank, N.A.	$40,000,000.00	13.333333333%
Capital One, National Association	$30,000,000.00	10.000000000%
Whitney Bank	$30,000,000.00	10.000000000%
Royal Bank of Canada	$28,000,000.00	9.333333333%
Aggregate Commitment	$300,000,000.00	100.000000000%

Schedule 1

The remaining schedules and exhibits have been intentionally omitted, and will be made available to the Securities and Exchange Commission upon request.